Exhibit 2.1

Business Combination Agreement

by and among

Netfin Acquisition Corp.,

Netfin Holdco,

Netfin Merger Sub,

IKON Strategic Holdings Fund,

Symphonia Strategic Opportunities Limited,

and

MVR Netfin LLC, as the Netfin Representative

Dated as of

July 29, 2020

i

5.16	Employees	28
5.17	Employee Benefits and Compensation	28
5.18	Real Property	30
5.19	Title to and Sufficiency of Assets	31
5.20	Tax Matters	31
5.21	Anti-Corruption, Sanctions and Anti-Money Laundering Compliance	32
5.22	Finders’ Fees	34
5.23	Permits	34
5.24	Absence of Changes	34
5.25	Insurance	34
5.26	Affiliate Agreements	34
5.27	Information Supplied	35

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF NETFIN		35

6.1	Organization and Standing	35
6.2	Authorization; Binding Agreement	36
6.3	Governmental Approvals	36
6.4	Non-Contravention	36
6.5	Capitalization	37
6.6	SEC Filings and Netfin Financials	38
6.7	Form F-4; Proxy Statement/Prospectus	39
6.8	Absence of Certain Changes	39
6.9	Compliance with Laws	40
6.10	Actions; Governmental Orders; Permits	40
6.11	Taxes and Returns	40
6.12	Employees and Employee Benefit Plans	40
6.13	Properties	41
6.14	Transactions with Affiliates	41
6.15	Investment Company Act	41
6.16	Finders and Brokers	41
6.17	Certain Business Practices	41
6.18	Trust Account	42
6.19	Financial Capability	42
6.20	Independent Investigation	43

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF HOLDCO AND NETFIN MERGER SUB		43

7.1	Organization and Standing	43
7.2	Authorization; Binding Agreement	44
7.3	Governmental Approvals	44
7.4	Non-Contravention	44
7.5	Capitalization	45
7.6	Ownership of Holdco Ordinary Share Consideration	45
7.7	Holdco and Netfin Merger Sub Activities	45
7.8	Finders and Brokers	45

ii

ARTICLE VIII COVENANTS OF THE PARTIES PENDING CLOSING AND POST-CLOSING		46

8.1	Access and Information	46
8.2	Conduct of Business of the Stockholders and the Target Company	46
8.3	Conduct of Business of Netfin	48
8.4	Financial Statements	50
8.5	No Solicitation	50
8.6	No Trading	51
8.7	Notification of Certain Matters	51
8.8	Efforts	52
8.9	Preparation of Form F-4 and Proxy Statement; Netfin Extraordinary General Meeting	54
8.10	Public Announcements	55
8.11	Confidential Information	56
8.12	Post-Closing Board of Directors and Officers	57
8.13	Indemnification of Directors and Officers; Tail Insurance	57
8.14	Use of Trust Account Proceeds	58
8.15	Netfin Share Redemptions	58
8.16	Netfin Nasdaq Listing	59
8.17	Netfin Public Filings	59
8.18	Holdco Nasdaq Listing	59
8.19	Holdco Incentive Plan	59
8.20	Further Assurances	59
8.21	Employment Agreements	59
8.22	Termination of Management Agreements	59

ARTICLE IX CONDITIONS TO CLOSING		59

9.1	Conditions to Each Party’s Obligations	59
9.2	Conditions to Obligations of the Stockholders	61
9.3	Conditions to Obligations of Netfin, Holdco and Netfin Merger Sub	61
9.4	Frustration of Conditions	63

ARTICLE X TERMINATION		63

10.1	Termination	63
10.2	Effect of Termination	64

ARTICLE XI MISCELLANEOUS		65

11.1	Notices	65
11.2	Amendments; No Waivers; Remedies	65
11.3	Expenses	66
11.4	No Assignment or Delegation	66
11.5	Governing Law	66
11.6	Jurisdiction	67
11.7	WAIVER OF JURY TRIAL	67
11.8	Counterparts	68
11.9	Entire Agreement	68
11.10	Severability	68
11.11	Interpretation	69
11.12	Third Party Beneficiaries	69
11.13	Trust Account Waiver	70
11.14	Netfin Representative	70
11.15	Non-Recourse and Release	71
11.16	Specific Performance	72
11.17	Nonsurvival of Representations, Warranties and Covenants	72
11.18	No Partnership or Other Relationship Created	72

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of July 29, 2020, by and among Netfin Acquisition Corp., a Cayman Islands exempted company (“Netfin”), Netfin Holdco, a Cayman Islands exempted company (“Holdco”), Netfin Merger Sub, a Cayman Islands exempted company (“Netfin Merger Sub”), MVR Netfin LLC, a Nevada limited liability company, as the representative of Netfin (“Netfin Representative”), IKON Strategic Holdings Fund, a Cayman Islands exempted company (“IKON”), and Symphonia Strategic Opportunities Limited, a Mauritius private company limited by shares (“SSOL”, and together with IKON, the “Stockholders” and each a “Stockholder”).

RECITALS:

A. Triterras Fintech Pte. Ltd. (formerly known as Arkratos Blockchain Solutions Pte. Ltd.), a Singapore private company limited by shares (the “Target Company”) is a financial technology company that facilitates commodities trading, trade finance and logistics solutions for small and medium sized enterprises via, among other things, an innovative blockchain enabled platform (which, together with all other businesses and activities conducted by the Target Company, is hereinafter referred to as the “Business”).

B. The Stockholders, collectively, own 100% of the equity interests in the Target Company.

C. Netfin is a Cayman Islands exempted company structured as a blank check company incorporated for the sole purpose of effecting a share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

D. Holdco is a newly-incorporated Cayman Islands exempted company that is a wholly-owned direct subsidiary of Netfin.

E. Netfin Merger Sub is a newly-incorporated Cayman Islands exempted company that is a wholly-owned direct subsidiary of Holdco.

F. The parties hereto desire and intend to effect a business combination transaction whereby, subject to the terms and conditions hereof, (i) immediately prior to the Closing, Netfin Merger Sub will merge with and into Netfin, with Netfin continuing as the Surviving Netfin Company (the “Netfin Merger”), as a result of which, (a) Netfin will become a wholly-owned subsidiary of Holdco and (b) each issued and outstanding ordinary share of Netfin immediately prior to the Netfin Merger Effective Time (as defined below) shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one ordinary share of Holdco and each outstanding warrant to purchase ordinary shares of Netfin will become exercisable for ordinary shares of Holdco on identical terms, and (ii) at the Closing, Netfin and Holdco will acquire all of the issued and outstanding shares of the Target Company from the Stockholders in exchange for a combination of Cash Consideration, Holdco Ordinary Shares, and Earnout Share Consideration, if any.

G. Simultaneously with the Closing, (a) Holdco, Netfin, the Netfin Representative and the Stockholders (or any of the Stockholders’ respective transferees, successors or assigns) are entering into a Lock-Up Agreement, the form of which is attached as Exhibit A hereto (each, a “Lock-Up Agreement”), which will become effective as of the Closing, and (b) Holdco, Netfin, the Netfin Representative and the Stockholders (or any of the Stockholders’ respective transferees, successors or assigns) are entering into the Registration Rights Agreement.

H. Netfin has entered into term sheets which contemplate employment agreements to be effective upon closing with the following individuals: Srinivas Koneru, John Galani, Jim Groh, Alvin Tan and Ashish Srivastava (collectively, the “Employment Term Sheets”).

I. The boards of directors of each of Netfin, Holdco, Netfin Merger Sub, IKON and SSOL have (i) determined that the transactions contemplated by this Agreement are fair, advisable and in the best interests of their respective companies and security holders, and (ii) approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

The parties hereto accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any action, cease and desist letter, demand, suit, litigation, proceeding, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

1.2 “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction.

1.3 “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

1.4 “Agreement” has the meaning set forth in the preamble.

1.5 “Alternative Transaction” means (a) with respect to the Stockholders, the Target Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (i) at least ten percent (10%) of the business or assets of the Target Company (other than in the ordinary course of business consistent with past practice) or (ii) at least ten percent (10%) of the shares or other equity interests or profits of the Target Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (b) with respect to Netfin and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

1.6 “Ancillary Document” means each agreement, instrument or document attached hereto as an Exhibit, including the Lock-Up Agreement, the Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

1.7 “Anti-Corruption Laws” means any applicable Laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any similar Law that prohibits bribery or corruption.

1.8 “Anti-Money Laundering Laws” has the meaning set forth in Section 5.21(g).

1.9 “Antitrust Laws” has the meaning set forth in Section 8.8(b).

1.10 “Benefit Plan” has the meaning set forth in Section 5.17(a).

1.11 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than registers of members, stock books and minute books.

1.12 “Business” has the meaning set forth in the recitals.

1.13 “Business Combination” has the meaning ascribed to such term in the Netfin Articles of Association.

1.14 “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or the Cayman Islands are authorized or required by Law to close.

1.15 “Cash Consideration” means $60,000,000.

1.16 “Cash Deficiency” means (a) with respect to a breach of Section 8.2(b)(iii), the aggregate amount of any cash dividend or cash distribution or cash consideration in respect of the redemption, purchase or acquisition of Target Company securities resulting in such breach, in each case to the extent such amounts are actually paid by the Target Company prior to the Closing to one or more Stockholders and to the extent not cured; and (b) with respect to a breach of Section 8.2(b)(vii), the aggregate cash amounts actually paid (or waived or forgiven, as the case may be) by the Target Company prior to the Closing to a Stockholder or Affiliate thereof or any of their officers, directors, consultants, advisors or other representatives pursuant to the agreement or material transaction resulting in such breach, to the extent not cured.

1.17 “Cayman Companies Law” means the Cayman Islands Companies Law (2020 Revision), as amended or restated from time to time.

1.18 “Closing Date” has the meaning set forth in Section 4.1.

1.19 “Closing Filing” has the meaning set forth in Section 8.10(b).

1.20 “Closing Press Release” has the meaning set forth in Section 8.10(b).

1.21 “Confidentiality Agreement” has the meaning set forth in Section 8.11.

1.22 “Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

1.23 “D&O Indemnified Persons” has the meaning set forth in Section 8.13(a).

1.24 “D&O Tail Insurance” has the meaning set forth in Section 8.13(b).

1.25 “Earnout Share Consideration” has the meaning set forth in Section 3.5(a).

1.26 “Employment Term Sheets” has the meaning set forth in the recitals.

1.27 “Enforceability Exceptions” has the meaning set forth in Section 5.2.

1.28 “Environmental Laws” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

1.29 “Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Governmental Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

1.30 “Environmental Permits” has the meaning set forth in Section 5.14(a).

1.31 “ERISA” has the meaning set forth in Section 5.17(a).

1.32 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.33 “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a party hereto or any of its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and all other matters related to the consummation of this Agreement and the Ancillary Documents; provided, that with respect to Netfin, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a business combination.

1.34 “Export Controls” has the meaning set forth in Section 5.21(d).

1.35 “Federal Securities Laws” has the meaning set forth in Section 8.6.

1.36 “Financial Statements” has the meaning set forth in Section 5.8.

1.37 “Form F-4” means the registration statement on Form F-4 of Holdco with respect to registration of the Holdco Ordinary Shares to be issued in connection with the Netfin Merger and the transactions described in Section 3.1.

1.38 “Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

1.39 “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

1.40 “Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

1.41 “Holdco” has the meaning set forth in the preamble.

1.42 “Holdco Audited Financial Statements” has the meaning set forth in Section 3.5(a)(i).

1.43 “Holdco EBITDA” means the net income before interest, income taxes, depreciation, amortization, and any extraordinary, unusual or non-recurring charges (including costs and expenses incurred in connection with any actual or potential mergers, acquisition or similar transactions) of Holdco (together with its Subsidiaries), calculated in accordance with IFRS.

1.44 “Holdco Ordinary Share” means an ordinary share of Holdco, par value $0.0001 per share.

1.45 “Holdco Ordinary Share Consideration” means 51,622,419 Holdco Ordinary Shares.

1.46 “Holdco Ordinary Share Consideration Adjustment” means a number of Holdco Ordinary Shares (rounded up to the nearest whole number) calculated by dividing (a) the dollar amount of the Cash Deficiency by (b) $10.17.

1.47 “Holdco Private Warrant” means, following the assumption by Holdco of the Netfin Private Warrants, a private placement warrant entitling the holder to purchase one Holdco Ordinary Share per warrant at a price of $11.50 per share.

1.48 “Holdco Public Warrant” means, following the assumption by Holdco of the Netfin Public Warrants, a public warrant entitling the holder to purchase one Holdco Ordinary Share per warrant at a price of $11.50 per share.

1.49 “Holdco Securities” means the Holdco Ordinary Shares and the Holdco Warrants, collectively.

1.50 “Holdco Warrants” means the Holdco Private Warrants and the Holdco Public Warrants, collectively.

1.51 “HSR Act” has the meaning set forth in Section 8.8(b).

1.52 “IASB Audited Financial Statements” has the meaning set forth in Section 8.4.

1.53 “IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

1.54 “IKON” has the meaning set forth in the preamble.

1.55 “Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS or U.S. GAAP (as applicable based on the accounting principles used by the applicable Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire; provided, that without limiting other any liabilities that are not to be included therewith, in no event will Indebtedness include any contingent reimbursement obligations for any undrawn letters of credit, performance bonds, surety bonds and similar obligations or (iii) any trade payables, accounts payable and other current liabilities.

1.56 “Intellectual Property” means all worldwide (a) patents, industrial designs, utility models and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisions, reissues, re-examinations and extensions thereof, (b) trademarks, service marks, certification marks, logos, trade dress, trade names, domain names, social media accounts and other source or business identifiers, whether registered or unregistered, all registrations and applications for any of the foregoing, all renewals and extensions thereof and all common law rights in and goodwill associated with any of the foregoing, (c) works of authorship (including Software, websites, photographs, drawings and menus), copyrights, mask work rights, database rights and design rights, whether registered or unregistered, registrations and applications for any of the foregoing, renewals and extensions thereof and all moral rights associated with any of the foregoing, (d) trade secrets and other proprietary and confidential information, including inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, Software, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals, and (e) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

1.57 “Interim Period” has the meaning set forth in Section 8.1.

1.58 “IPO” means the initial public offering of Netfin Units pursuant to the IPO Prospectus.

1.59 “IPO Prospectus” means the final prospectus of Netfin, dated July 30, 2019, and filed with the SEC on July 31, 2019 (File No. 333-232612).

1.60 “IT Systems” has the meaning set forth in Section 5.13(d).

1.61 “Knowledge” means, with respect to (a) the Stockholders, the actual knowledge of each of Srinivas Koneru, John Galani, Alvin Tan and Ashish Srivastava, in each case after due inquiry of Persons who would be likely to have knowledge of such matter, and (b) Netfin, the actual knowledge of each of Marat Rosenberg and Gerry Pascale, in each case after due inquiry of Persons who would be likely to have knowledge of such matter.

1.62 “Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution, treaty, Governmental Order or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.63 “Leased Real Property” means all real property leased or sub-leased by the Target Company, any real property to which the Target Company has material rights to use or occupy such real property, improvements thereon or other interest in real property held or granted by the Target Company.

1.64 “Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or U.S. GAAP, as applicable, based on the accounting principles used by the applicable Person, or other applicable accounting standards), including Tax liabilities due or to become due.

1.65 “Lien” means any mortgage, deed of trust, pledge, transfer restriction, right of first refusal, hypothecation, encumbrance, security interest or other lien of any kind.

1.66 “Lock-Up Agreement” has the meaning set forth in the recitals.

1.67 “Loss” any and all losses, Actions, Governmental Orders, Liabilities, damages, diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

1.68 “Material Adverse Effect” means, with respect to (a) the Stockholders or the Target Company, any change, event, fact, circumstance, effect or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect upon (i) the business, results of operations or condition (financial or otherwise) of the Target Company, or (ii) the ability of the Stockholders or the Target Company to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be deemed either alone or in combination to constitute, and no adverse change, event, fact, circumstance or condition to the extent resulting from or arising out of any of the following shall be taken into account in determining whether any change, event, fact, circumstance or condition has had or would reasonably be expected to have a Material Adverse Effect: (A) changes in, or effects arising from or relating to, general economic, business or political conditions; (B) changes generally affecting the specific industry in which the Target Company operates; (C) changes in, or effects arising from or relating to, financial, banking or securities markets (including (1) any disruption of any of the foregoing markets, (2) any change in currency exchange rates, (3) any decline or rise in the price of any security, commodity, contract or index and (4) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement); (D) any act of terrorism, war (whether or not declared), cyber-attack, material armed hostilities, calamity, natural disaster, pandemic, epidemic or similar health emergency, act of God or other force majeure event; (E) compliance with the terms of, or the taking of any action required or permitted by, this Agreement; (F) any changes in IFRS or other accounting requirements or principles or the interpretation thereof; (G) changes in, or effects arising from or relating to changes in, Laws after the date hereof; (H) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (I) the commencement, continuation or escalation of any trade conflict and/or tariffs or similar event(s); (J) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Netfin or its Affiliates or advisors), provided, that clause (J) shall not prevent or otherwise affect a determination that any change, event, fact, circumstance, effect or condition underlying such failure to meet budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items that has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change, event, fact, circumstance, effect or condition is not otherwise excluded from this definition of Material Adverse Effect) except in the case of the foregoing clauses (A), (B), (C), (D), (F), (G) (H) and (I), to the extent such changes, facts, circumstances, conditions or effects have a materially disproportionate effect on the Target Company as compared to other participants engaged in the industries and geographies in which the Target Company operates, and (b) Netfin, Holdco or Netfin Merger Sub any change, event, fact, circumstance, effect or condition that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such party to perform its obligations under this Agreement.

1.69 “Material Permits” has the meaning set forth in Section 5.23.

1.70 “Milestone Event” has the meaning set forth in Section 3.5(a).

1.71 “Nasdaq” means the Nasdaq Capital Market.

1.72 “Netfin” has the meaning set forth in the preamble.

1.73 “Netfin Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Netfin, dated July 30, 2019.

1.74 “Netfin Class A Ordinary Share” means a Class A ordinary share of Netfin, par value $0.0001 per share.

1.75 “Netfin Class B Ordinary Share” means a Class B ordinary share of Netfin, par value $0.0001 per share.

1.76 “Netfin Extraordinary General Meeting” means an extraordinary general meeting of Netfin to be held for the purposes of the Netfin Shareholders considering and approving the Proposals.

1.77 “Netfin Financials” has the meaning set forth in Section 6.6(b).

1.78 “Netfin Merger” has the meaning set forth in the recitals.

1.79 “Netfin Merger Effective Time” has the meaning set forth in Section 2.2.

1.80 “Netfin Merger Sub” has the meaning set forth in the preamble.

1.81 “Netfin Ordinary Shares” means, collectively, the Netfin Class A Ordinary Shares and the Netfin Class B Ordinary Shares.

1.82 “Netfin Preferred Share” means a preferred share of Netfin, par value $0.0001 per share.

1.83 “Netfin Private Warrant” means a private placement warrant entitling the holder to purchase one Netfin Class A Ordinary Share per warrant at a price of $11.50 per share.

1.84 “Netfin Public Warrant” means a public warrant entitling the holder to purchase one Netfin Class A Ordinary Share per warrant at a price of $11.50 per share.

1.85 “Netfin Representative” has the meaning set forth in the preamble.

1.86 “Netfin Securities” means, collectively, the Netfin Units, the Netfin Ordinary Shares and the Netfin Warrants.

1.87 “Netfin Share Redemptions” has the meaning set forth in Section 8.15.

1.88 “Netfin Shareholder” means a holder of a Netfin Ordinary Share or a Netfin Preferred Share.

1.89 “Netfin Shareholder Approval” has the meaning set forth in Section 9.1(a).

1.90 “Netfin Sponsor” means MVR Netfin LLC, a Nevada limited liability company.

1.91 “Netfin Unit” means a unit of Netfin consisting of (a) one Netfin Class A Ordinary Share and (b) one Netfin Public Warrant.

1.92 “Netfin Warrant” means, collectively, the Netfin Private Warrants and the Netfin Public Warrants.

1.93 “OFAC” has the meaning set forth in Section 5.21(c).

1.94 “Outside Date” has the meaning set forth in Section 10.1(b).

1.95 “Permitted Liens” means (a) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings (provided appropriate reserves required pursuant to IFRS or U.S. GAAP, as applicable, based on the accounting principles used by the applicable Person, have been made in respect thereof on the Financial Statements), (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens (i) arising or incurred in the ordinary course of business consistent with past practice, (ii) the amounts for which are not delinquent and which are not, individually or in the aggregate, material to the business of the Target Company, or (iii) the validity of which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to IFRS or U.S. GAAP, as applicable, based on the accounting principles used by the applicable Person, have been made in respect thereof on the Financial Statements), (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property that are not, individually or in the aggregate, material to the business of the Target Company, (d) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangement or license arrangements that do not materially impair the occupancy or use of the underlying property for the purpose for which it is currently used in connection with such Person’s business, (e) matters that would be disclosed by an inspection, title policy, title report or survey with respect to each applicable real property, (f) Liens arising under original purchase price conditional sales contracts and equipment leases, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (h) Liens disclosed in the Financial Statements, (i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature arising or incurred in the ordinary course of business consistent with past practice, and (j) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice.

1.96 “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

1.97 “Post-Closing Holdco Board” has the meaning set forth in Section 8.12(a).

1.98 “Proposals” has the meaning set forth in Section 8.9(d).

1.99 “Proxy Statement” means the proxy statement filed by Netfin on Schedule 14A with respect to the Netfin Extraordinary General Meeting to approve the Proposals.

1.100 “Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form F-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement, which shall constitute a proxy statement of Netfin to be used for the Netfin Extraordinary General Meeting (which shall also provide the Netfin Shareholders with the opportunity to redeem their shares of Netfin Class A Ordinary Shares in conjunction with a shareholder vote on the Business Combination) and a prospectus with respect to the Holdco Ordinary Shares to be offered and issued to the Netfin Shareholders (other than the Netfin Sponsor) and the effect of the Netfin Merger on the Netfin Securities pursuant to Section 2.6, in all cases in accordance with and as required by the Netfin Articles of Association, applicable Law, and the rules and regulations of Nasdaq.

1.101 “Public Certifications” has the meaning set forth in Section 6.6(a).

1.102 “Real Estate Lease Documents” has the meaning set forth in Section 5.18(b).

1.103 “Registered Intellectual Property” has the meaning set forth in Section 5.13(a).

1.104 “Registration Rights Agreement” means a registration rights agreement relating to the registration of the Holdco Ordinary Shares for resale pursuant to a shelf registration statement to be filed within such timeframe and in such form as are reasonably agreed to by Netfin and the Stockholders.

1.105 “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

1.106 “Releasing Persons” has the meaning set forth in Section 11.15(b).

1.107 “Remedial Action” means all actions to (a) clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct a condition of noncompliance with Environmental Laws.

1.108 “Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

1.109 “Sanctions” has the meaning set forth in Section 5.21(c).

1.110 “Schedules” means the disclosure schedules of the parties hereto.

1.111 “SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

1.112 “SEC Clearance Date” means the date on which the SEC declares the Form F-4 effective and confirms that it has no further comments on the Proxy Statement.

1.113 “SEC Reports” has the meaning set forth in Section 6.6(a).

1.114 “Securities Act” means the United States Securities Act of 1933, as amended.

1.115 “Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

1.116 “Selected Management Agreements” has the meaning set forth in Section 8.23.

1.117 “Signing Filing” has the meaning set forth in Section 8.10(b).

1.118 “Signing Press Release” has the meaning set forth in Section 8.10(b).

1.119 “Singapore Act” means the Companies Act (Cap. 50) of Singapore.

1.120 “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and user interfaces, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

1.121 “SSOL” has the meaning set forth in the preamble.

1.122 “Stockholder” or “Stockholders” has the meaning set forth in the preamble.

1.123 “Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

1.124 “Surviving Netfin Company” has the meaning set forth in Section 2.1.

1.125 “Surviving Netfin Company Charter” has the meaning set forth in Section 2.4.

1.126 “Target Company” has the meaning set forth in the recitals.

1.127 “Target Company Ordinary Shares” means the ordinary shares issued in the share capital of the Target Company.

1.128 “Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

1.129 “Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

1.130 “Trust Account” means the trust account established by Netfin with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

1.131 “Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 30, 2019, as it may be amended, by and between Netfin and the Trustee, as it may be amended to add Holdco to accommodate the Netfin Merger, as well as any other agreements entered into related to or governing the Trust Account.

1.132 “Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

1.133 “Unaudited Financial Statements” has the meaning set forth in Section 5.8.

1.134 “Unaudited Interim Financial Statements” has the meaning set forth in Section 5.8.

1.135 “Unaudited Year-End Financial Statements” has the meaning set forth in Section 5.8.

1.136 “U.S. GAAP” means accounting principles generally accepted in the United States of America.

1.137 “Warrant Agreement” means that certain Warrant Agreement dated July 30, 2019, by and between Netfin and Continental Stock Transfer & Trust Company, as warrant agent.

ARTICLE II
NETFIN MERGER

2.1 Netfin Merger. At the Netfin Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Law, Netfin Merger Sub and Netfin shall consummate the Netfin Merger, pursuant to which Netfin Merger Sub shall be merged with and into Netfin, following which the separate corporate existence of Netfin Merger Sub shall cease and Netfin shall continue as the surviving company. Netfin, as the surviving company after the Netfin Merger, is hereinafter sometimes referred to as the “Surviving Netfin Company” (provided, that references to Netfin for periods after the Netfin Merger Effective Time shall be deemed to be references to the Surviving Netfin Company). The Netfin Merger shall have the effects specified in the Cayman Companies Law and in this Agreement.

2.2 Netfin Merger Effective Time. On the Closing Date, Netfin Merger Sub and Netfin shall execute a plan of merger in form and substance reasonably acceptable to Netfin and the Stockholders (the “Plan of Merger”), and shall file the Plan of Merger and such other documents as required by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The Netfin Merger shall become effective at the time on the Closing Date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Netfin Merger Effective Time”).

2.3 Effect of the Netfin Merger. At the Netfin Merger Effective Time, the effect of the Netfin Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Netfin Merger Effective Time, all the property of every description, rights, business, undertakings, goodwill, benefits, immunities and privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Netfin Merger Sub and Netfin shall become the property, rights, business, undertakings, goodwill, benefits, immunities and privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Netfin Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Netfin Company of any and all agreements, covenants, duties and obligations of Netfin Merger Sub and Netfin set forth in this Agreement to be performed after the Netfin Merger Effective Time.

2.4 Memorandum and Articles of Association of Surviving Netfin Company. At the Netfin Merger Effective Time, the Netfin Articles of Association shall be amended and restated in its entirety (the “Surviving Netfin Company Charter”) to substantially the form of the memorandum and articles of association of Netfin Merger Sub, as in effect immediately prior to the Netfin Merger Effective Time, and shall be the memorandum and articles of association of the Surviving Netfin Company; provided, that at the Netfin Merger Effective Time, (a) references therein to the name of the Surviving Netfin Company shall be amended to be such name as reasonably determined by Netfin, and (b) references therein to the authorized share capital of the Surviving Netfin Company shall be amended to refer to the authorized share capital of the Surviving Netfin Company as approved in the Plan of Merger, if necessary.

2.5 Directors and Officers of the Surviving Netfin Company. At the Netfin Merger Effective Time, the board of directors and officers of the Surviving Netfin Company shall be the board of directors and officers of Holdco, after giving effect to Section 8.12, each to hold office in accordance with the Surviving Netfin Company Charter until their respective successors are duly elected or appointed and qualified.

2.6 Effect of Merger on Netfin Securities. At the Netfin Merger Effective Time, by virtue of the Netfin Merger and without any action on the part of any party hereto or the holders of Netfin Securities or securities of Holdco or Netfin Merger Sub:

(a) Netfin Units. At the Netfin Merger Effective Time, every issued and outstanding Netfin Unit shall be automatically detached and the holder thereof shall be deemed to hold one Netfin Class A Ordinary Share and one Netfin Warrant, which underlying Netfin Securities shall be converted in accordance with the applicable terms of this Section 2.6.

(b) Netfin Ordinary Shares. At the Netfin Merger Effective Time, every issued and outstanding Netfin Ordinary Share (other than those described in Section 2.6(e)) shall be converted automatically into one Holdco Ordinary Share, following which, all Netfin Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Netfin Merger and without any action on the part of any party hereto or the holders of Holdco Ordinary Shares or Netfin Ordinary Shares. The holders of Netfin Ordinary Shares outstanding immediately prior to the Netfin Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Netfin Ordinary Shares (other than those described in Section 2.6(e) below), if any, shall thereafter represent only the right to receive the same number of Holdco Ordinary Shares and shall be exchanged for a certificate (if requested) representing the same number of Holdco Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7.

(c) Netfin Preferred Shares. At the Netfin Merger Effective Time, each issued and outstanding Netfin Preferred Share (other than those described in Section 2.6(e)), if any, shall be converted automatically into one Holdco Ordinary Share, following which, all Netfin Preferred Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Netfin Merger and without any action on the part of any party hereto or the holders of Netfin Preferred Shares. The holders of Netfin Preferred Shares outstanding immediately prior to the Netfin Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Netfin Preferred Shares shall be exchanged for a certificate (if requested) representing the same number of Holdco Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7. Each certificate formerly representing Netfin Preferred Shares (other than those described in Section 2.6(e) below) shall thereafter represent only the right to receive the same number of Holdco Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7.

(d) Netfin Warrants. At the Netfin Merger Effective Time, in accordance with the terms of the Warrant Agreement, each issued and outstanding Warrant will become exercisable for one Holdco Ordinary Share at the same exercise price per share and on the same terms in effect immediately prior to the Netfin Merger Effective Time, and the rights and obligations of Netfin under the Warrant Agreement will be assigned and assumed by Holdco, pursuant to the terms of a customary assumption agreement in form and substance reasonably acceptable to the Holdco.

(e) Cancellation of Netfin Shares Owned by Netfin. At the Netfin Merger Effective Time, if there are any shares of Netfin that are owned by Netfin as treasury shares, such shares shall automatically be canceled and extinguished without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any certificate for securities of Netfin is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Netfin or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Netfin in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Netfin or any agent designated by it that such Tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Surviving Netfin Company, Holdco or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.7 Effect of Merger on Netfin Merger Sub and Holdco Shares. At the Netfin Merger Effective Time, by virtue of the Netfin Merger and without any action on the part of any party hereto or the holders of any shares of Netfin, Holdco or Netfin Merger Sub, (a) all of the ordinary shares of Netfin Merger Sub issued and outstanding immediately prior to the Netfin Merger Effective Time shall be converted into an equal number of ordinary shares of the Surviving Netfin Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Netfin Company; and (b) all of the Holdco Ordinary Shares issued and outstanding immediately prior to the Netfin Merger Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

2.8 Restrictions on Securities. All securities issued upon the surrender of Netfin Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided, that any restrictions on the sale and transfer of Netfin Securities shall also apply to the Holdco Securities so issued in exchange.

2.9 Lost, Stolen or Destroyed Netfin Certificates. In the event any certificates formerly evidencing securities of Netfin shall have been lost, stolen or destroyed, Holdco shall issue, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such securities as may be required pursuant to Section 2.6; provided, however, that the Surviving Netfin Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Netfin Company with respect to the certificates alleged to have been lost, stolen or destroyed.

2.10 Tax Consequences. The parties hereto hereby agree and acknowledge that for U.S. federal income Tax purposes, the Netfin Merger and the transactions described in Section 3.1, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the parties hereto acknowledges and agrees that each (a) has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Netfin Merger and the transactions described in Section 3.1, taken together, does not qualify under Section 351 of the Code.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Netfin Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Netfin Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Netfin and Netfin Merger Sub, the officers and directors of Netfin and Netfin Merger Sub are fully authorized in the name of their respective entities to take, and shall take, all such lawful and necessary action to carry out such purposes, so long as such action is not inconsistent with this Agreement.

ARTICLE III
ACQUISITION OF TARGET COMPANY; CONSIDERATION

3.1 Acquisition of the Target Company.

(a) At the Closing, and subject to and upon the terms and conditions of this Agreement, the Stockholders shall sell, transfer, convey, assign and deliver to Holdco, and Holdco shall purchase, acquire and accept from the Stockholders all of the Target Company Ordinary Shares set forth opposite such Stockholder’s name on Exhibit B, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

3.2 Consideration. Holdco or Netfin, as the case may be, shall pay, or cause to be paid, with respect to the acquisition of the Target Company Ordinary Shares acquired pursuant to Section 3.1, aggregate consideration consisting of (a) the Cash Consideration, (b) the Holdco Ordinary Share Consideration and (c) the Earnout Share Consideration, if any, which Earnout Share Consideration will be determined and, if applicable, payable after the Closing pursuant to Section 3.5.

3.3 Consideration Paid at Closing. Subject to and upon the terms and conditions of this Agreement, at the Closing:

(a) Holdco shall issue to each of IKON and SSOL a number of the Holdco Ordinary Shares, which shall be free and clear of all Liens (other than potential restrictions on resale under applicable Securities Laws and the Lock-Up Agreements), equal in the aggregate to the Holdco Ordinary Share Consideration in the amount set forth opposite such Stockholder’s name on Exhibit B; provided that, to the extent that the Stockholders or the Target Company (i) pay a dividend or distribution or engage in a redemption purchase or acquisition in violation of Section 8.2(b)(iii) or (ii) engage in a transaction in violation of Section 8.2(b)(vii), in either case that results in a Cash Deficiency, then the Holdco Ordinary Share Consideration shall be reduced by the Holdco Ordinary Share Consideration Adjustment; and

(b) Netfin shall pay to each of IKON and SSOL by wire transfer of immediately available funds the amount of Cash Consideration set forth opposite such Stockholder’s name on Exhibit B.

3.4 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of Holdco Ordinary Shares shall be issued pursuant to the terms of this Agreement and all such fractional shares shall be rounded down to the nearest whole share.

3.5 Earnout.

(a) Milestone Payments. The Stockholders shall be entitled to receive 5,000,000 Holdco Ordinary Shares (any issuance of Holdco Ordinary Shares pursuant to this Section 3.5, “Earnout Share Consideration”), with each Stockholder receiving the Earnout Share Consideration multiplied by the percentage set forth opposite such Stockholder’s name on Exhibit B, upon each of the following events (each, a “Milestone Event”):

(i) the earlier to occur of (x) the date on which the audited financial statements of Holdco (the “Holdco Audited Financial Statements”) for the fiscal year ending February 28, 2020 become available, if Holdco EBITDA calculated using such Holdco Audited Financial Statements for the fiscal year ending February 28, 2020 exceeds $35,838,245 and (y) the date on which the Holdco Ordinary Shares trade on the Nasdaq at a closing price greater than $13.00 for 20 trading days within any 30-day trading period during the one-year period immediately following the Closing;

(ii) the earlier to occur of (x) the date on which the Holdco Audited Financial Statements for the fiscal year ending February 28, 2021 become available, if Holdco EBITDA calculated using such Holdco Audited Financial Statements for the fiscal year ending February 28, 2021 exceeds $75,901,142 and (y) the date on which the Holdco Ordinary Shares trade on the Nasdaq at a closing price greater than $15.00 for 20 trading days within any 30-day trading period during the two-year period immediately following the Closing; and

(iii) the earlier to occur of (x) the date on which the Holdco Audited Financial Statements for the fiscal year ending February 28, 2022 become available, if Holdco EBITDA calculated using such Holdco Audited Financial Statements for the fiscal year ending February 28, 2022 exceeds $125,657,831 and (y) the date on which the Holdco Ordinary Shares trade on the Nasdaq at a closing price greater than $17.00 for 20 trading days within any 30-day trading period during the three-year period immediately following the Closing.

(b) Notification and Payment. Netfin and Holdco shall notify the Stockholders of any Earnout Share Consideration to be paid to the Stockholders promptly following each Milestone Event, but in any event not later than 10 Business Days thereafter. Within 10 Business Days of each Milestone Event, Holdco shall issue the corresponding Earnout Share Consideration to the Stockholders.

(c) Sale of the Target Company. At any time prior to the issuance of the Earnout Share Consideration pursuant to each of the Milestone Events to the Stockholders (or, following the third anniversary of the date hereof, a final determination that no further Milestone Payments are or may be payable to the Stockholders), prior to effecting a sale, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of the Target Company or a merger, consolidation, recapitalization or other transaction in which any Person other than Netfin or any Affiliate of Netfin becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in the Target Company, Netfin must first obtain the written consent of the Stockholders (which consent shall not be unreasonably withheld). Netfin agrees that it shall provide the Stockholders with any information or documentation that they may reasonably request in order for the Stockholders to assess the reasonableness of any such request for consent. In addition, in connection with any such transaction, upon the request and at the option of the Stockholders, (i) Netfin shall make provision for the transferee or successor to assume and succeed to its obligations pursuant to this Section 3.5 or (b) the Milestone Events shall be equitably adjusted in light of such transaction.

ARTICLE IV
CLOSING

4.1 Closing; Closing Date. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, subject to the satisfaction or waiver of those conditions at such time), the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, on the second (2nd) Business Day after all the conditions set forth in ARTICLE IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, subject to the satisfaction or waiver of those conditions at such time) at 10:00 a.m. New York time, or at such other date, time or place as Netfin and the Stockholders may agree (the date and time at which the Closing is actually held, the “Closing Date”).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Except as set forth in the Schedules (each of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein, provided that the information set forth in one section of the Schedules shall be deemed to apply to all other sections or subsections thereof to the extent that the applicability of such information to such other sections or subsections is reasonably apparent on its face), each of the Stockholders, jointly and severally, represents and warrants to Netfin, Holdco and Netfin Merger Sub as follows:

5.1 Organization and Standing. The Target Company is a private company limited by shares duly incorporated, validly existing and in good standing under the Laws of Singapore. The Target Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Target Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Target Company. The Stockholders have made available to Netfin accurate and complete copies of the organizational documents of the Target Company as currently in effect. The Target Company is not in violation of any provision of its organizational documents in any material respect.

5.2 Authorization; Binding Agreement. Each of the Stockholders and the Target Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been (or, in the case of Ancillary Documents to be entered into at or prior to Closing, will be) duly and validly authorized by the board of directors of each of the Stockholders, if applicable, and the Target Company, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Stockholders or the Target Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which any of the Stockholders or the Target Company is a party has been or shall be when delivered, duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

5.3 Governmental Approvals. No consent of or notice to any Governmental Authority, on the part of the Stockholders or the Target Company, is required to be obtained or made in connection with the execution, delivery or performance by any of the Stockholders and the Target Company of this Agreement and each Ancillary Document to which it is a party or the consummation by the Stockholders and the Target Company of the transactions contemplated hereby and thereby, other than (a) any filings, notifications, notices, submissions or applications and clearances, approvals, or orders required under the Antitrust Laws, or the expiration or termination of any waiting or review periods thereunder, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect.

5.4 Non-Contravention. The execution and delivery by each of the Stockholders and the Target Company of this Agreement and each Ancillary Document to which it is a party, the consummation by such party of the transactions contemplated hereby and thereby, and compliance by such party with any of the provisions hereof and thereof, shall not (a) conflict with or violate any provision of the organizational documents of such party, (b) subject to obtaining the consents from Governmental Authorities referred to in Section 5.3, and the waiting periods referred to therein having expired, and any condition precedent to such consent or waiver having been satisfied, conflict with or violate any Law, Governmental Order or consent applicable to such party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such party under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person pursuant to any agreement listed on Schedule 5.11(a) or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect.

5.5 Capitalization.

(a) The Target Company Ordinary Shares have been duly authorized, allotted and validly issued and are fully paid up, of which 5,000,100 shares are issued and legally and beneficially held by the Stockholders as of the date of this Agreement. None of the shares of the Target Company are subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Singapore Act or the organizational documents of the Target Company or any Contract to which the Target Company is a party, other than restrictions under applicable securities laws and Permitted Liens. The Target Company Ordinary Shares are all of the issued and outstanding shares of the Target Company.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of any of the Target Company or (B) obligating the Stockholders or the Target Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares of any of the Target Company, or (C) obligating the Stockholders or the Target Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares of the Target Company. Other than as expressly set forth in this Agreement, there are no outstanding obligations of the Target Company to repurchase, redeem or otherwise acquire any shares of any of the Target Company. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Stockholders or the Target Company is a party with respect to the voting of any shares of the Target Company.

5.6 Subsidiaries. As of the date hereof, the Target Company does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.7 Charter Documents. True and complete copies of the organizational documents of the Target Company as in effect on the date hereof have been made available to Netfin. The Target Company has not taken any actions in violation of its organizational documents such that had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8 Financial Statements. Attached as Schedule 5.8 are (a) the unaudited statement of financial position of the Target Company as of February 28, 2019 and February 29, 2020, and the unaudited statements of profit or loss, comprehensive income, changes in equity and cash flows of the Target Company for the fiscal periods then ending, together with all related notes and schedules thereto (the “Unaudited Year-End Financial Statements”) and (b) the unaudited statement of financial position of the Target Company as of May 30, 2020, and the unaudited statements of profit or loss as of May 30, 2020 (the “Unaudited Interim Financial Statements”, and together with the Unaudited Year-End Financial Statements, the “Unaudited Financial Statements” and together with the Audited Financial Statements, when delivered in accordance with Section 8.4, the “Financial Statements”). The Unaudited Financial Statements present, and the IASB Audited Financial Statements, when delivered, will present, fairly, in all material respects, the financial position, results of operations, income (loss), changes in equity and cash flows of the Target Company as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items, in each case the impact of which is not material) and were derived from, and accurately reflect in all material respects, the Books and Records of the Target Company. The Target Company has established and maintains a system of internal controls. To the Knowledge of the Stockholders, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Target Company’s financial reporting and the preparation of the Target Company’s financial statements for external purposes in accordance with IFRS.

5.9 Undisclosed Liabilities. There is no material Liability of the Target Company that would be required to be set forth or reserved for on a balance sheet of the Target Company (and the notes thereto) prepared in accordance with IFRS consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Target Company, (c) disclosed in the Schedules, (d) arising under this Agreement and/or the performance by the Target Company of its obligations hereunder.

5.10 Litigation. There are no pending or, to the Knowledge of the Stockholders, threatened, Actions and, to the Knowledge of the Stockholders, there are no pending or threatened investigations, in each case, against the Target Company, or otherwise affecting the Target Company or its assets, including any condemnation or similar proceedings, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Target Company nor any property, asset or business of the Target Company is subject to any Governmental Order, or, to the Knowledge of the Stockholders, any continuing investigation by any Governmental Authority, in each case that would reasonably be expected to have, individually or in the aggregate, would a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any of the Stockholders or the Target Company which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11 Contracts.

(a) Schedule 5.11(a) contains a true and accurate list of all Contracts (other than purchase orders) described in clauses (i) through (xiv) below to which, as of the date of this Agreement, the Target Company is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.11(a) have been made available to Netfin or its Representatives.

(i) any Contract with an employee or independent contractor of the Target Company who resides primarily in the United States which, upon the consummation of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in payments or benefits (whether of severance pay or otherwise) in an aggregate amount or value of $150,000 becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Target Company;

(ii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary course of business) with any employee or other individual service provider of the Target Company that provides for annual compensation (including base salary, bonuses, commissions and similar payments) in excess of $150,000 that cannot be terminated by the Target Company (A) without further liability to the Target Company or (B) with advanced notice of thirty (30) days or less;

(iii) any Contract pursuant to which the Target Company licenses from a third-party (including the Stockholders and their Affiliates) Intellectual Property that is material to the business of the Target Company, taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available with license, maintenance, support and other fees less than $200,000 per year;

(iv) any Contract which restricts in any material respect or contains any material limitations on the ability of the Target Company to compete in any line of business or in any geographic territory;

(v) any Contract or series of Contracts under which the Target Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien (other than Permitted Liens) on its assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than intercompany loans and advances), in each case of clauses (A), (B) and (C), in an amount in excess of $250,000 of committed credit;

(vi) the principal transaction Contract entered into in connection with a completed acquisition or disposition by the Target Company since January 1, 2018, involving consideration in excess of $5,000,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(vii) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than (A) sales or purchases in the ordinary course of business consistent with past practices and (B) sales of obsolete equipment;

(viii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 5.11 and expected to result in revenue or require expenditures in excess of $1,000,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ix) any Contract between the Target Company on the one hand, and any of the Stockholders or their Affiliates (other than the Target Company), on the other hand, that will not be terminated at or prior to the Closing;

(x) any Contract with a Governmental Authority;

(xi) any Contract that involves aggregate consideration in excess of $10,000,000 and that cannot be terminated by the Target Company (A) for a cost of $10,000,000 or less or (B) without more than ninety (90) days’ notice;

(xii) any Contract that requires the payment of any royalties or commissions to a single vendor of more than $1,000,000 within the 12 months immediately prior to the date hereof (other than employee bonuses);

(xiii) any Contract establishing any joint venture, partnership, strategic alliance or other similar collaboration; and

(xiv) any other Contract that is material to the Target Company, and not previously disclosed pursuant to this Section 5.11(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.11(a), whether or not set forth on Schedule 5.11(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Target Company and, to the Knowledge of the Stockholders, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of the Stockholders, are enforceable by the Target Company in accordance with their terms, subject to the Enforceability Exceptions, (ii) none of the Target Company or, to the Knowledge of the Stockholders, any other party thereto is in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Contract, except where any such breach or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (iii) since December 31, 2018, the Target Company has not received any written, or to the Knowledge of the Stockholders, oral claim or notice of breach of or default under any such Contract, except where any such written or oral claim or notice of breach or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) to the Knowledge of the Stockholders, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Target Company or, to the Knowledge of the Stockholders, any other party thereto (in each case, with or without notice or lapse of time or both), except where any such breach or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (v) since December 31, 2018 through the date hereof, the Target Company has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract, except where any such notice would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.12 Compliance with Laws. Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.14), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 5.20), and (iii) compliance with Sanctions, Export Controls, Anti-Corruption Laws, and Anti-Money Laundering Laws (as to which certain representation and warranties are made pursuant to Section 5.21), the Target Company is, and since December 31, 2017, has been, in compliance in all material respects with all applicable Laws, in connection with or relating to the business of the Target Company. The Target Company has not received any written notice from any Governmental Authority of a violation of any applicable Law by the Target Company at any time since December 31, 2017, which violation would be material to the Target Company.

5.13 Intellectual Property; IT.

(a) Schedule 5.13(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction (except for unexpired registered copyrights and domain name registrations), and serial and application numbers (except for unexpired patents, copyrights and domain name registrations), of all unexpired patents, all unexpired registered copyrights, all unexpired registered trademarks, all unexpired domain names registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Target Company (the “Registered Intellectual Property”). The Target Company is the sole and exclusive owner of all Registered Intellectual Property set forth on Schedule 5.13(a), free and clear of all Liens, other than Permitted Liens.

(b) Except as would not reasonably be expected to be material to the Target Company’s business, as of the date hereof, no Action is pending or, to the Knowledge of the Stockholders, threatened in writing (including unsolicited offers to license patents), as of the date of this Agreement, against the Target Company by any third party claiming infringement, misappropriation or other violation in the conduct of the Target Company’s business of Intellectual Property owned by such third party. Except that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Target Company is not a party to any pending Actions, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of its Intellectual Property. Within the one (1) year preceding the date of this Agreement, the conduct of the Target Company’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not reasonably be expected to be material to the Target Company. To the Knowledge of the Stockholders, no third party is infringing, misappropriating or otherwise violating any Intellectual Property of the Target Company, except for such infringements, misappropriations, dilutions, and other violations that would not reasonably be expected to be material to the Target Company. To the Knowledge of the Stockholder, the Target Company either owns, has a valid license to use or otherwise have a lawful right to use, all of the Intellectual Property and Software used in the conduct of their business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Target Company.

(c) The Target Company has undertaken commercially reasonable efforts to protect the confidentiality of any trade secrets included in their Intellectual Property that are material to their business.

(d) To the Knowledge of the Stockholders, there have been no material unauthorized intrusions or breaches of the security of the information technology systems currently used to provide material products to customers in the conduct of their business as it is currently conducted (the “IT Systems”) during the one-year period preceding the date hereof, other than those that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Target Company. The Target Company has in place commercially reasonable disaster recovery plans and procedures for the IT Systems.

(e) To the Knowledge of the Stockholders, the Target Company’s collection, use, disclosure, storage and dissemination of personal information in connection with its business complies with, and does not violate, and for the one (1) year prior to the date of this Agreement has complied with and has not violated, all applicable Laws concerning the privacy and/or security of personal information and all applicable mandatory standards in the industries in which the business of the Target Company operates that concern privacy, data protection, confidentiality or information security, other than any lack of compliance or violation that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Target Company.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, (i) to the extent that source code for any material Software is owned by the Target Company and used in the Business, the Target Company has used commercially reasonable efforts to keep the source code for such Software confidential and have not used any open source software in connection with such Software in a manner that requires the Target Company to make the source code for such Software available to any third party, and (ii) to the Knowledge of the Stockholders, any material Software owned by the Target Company and used in the Business complies in all material respects with any warranty provided to any customer of such Software and is free from viruses and other malware.

5.14 Environmental Matters.

(a) The Target Company is and since December 31, 2017 has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all permits required for its business and operations by Environmental Laws (“Environmental Permits”). No Action is pending or, to the Knowledge of the Stockholders, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Knowledge of the Stockholders, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits, except, in each case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b) The Target Company is not the subject of any outstanding Governmental Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, except, in each case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(c) No Action has been made or is pending, or, to the Knowledge of the Stockholders, threatened against the Target Company or any assets of the Target Company alleging either or both that the Target Company may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law, except, in each case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(d) The Target Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws, except, in each case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No fact, circumstance, or condition exists in respect of the Target Company or any property currently or formerly owned, operated, or leased by the Target Company or any property to which the Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Target Company incurring any Environmental Liabilities that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(e) The Stockholders have made available to Netfin all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently owned or leased properties and assets of the Target Company.

5.15 Accounts Receivable. To the Knowledge of the Stockholders, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable relating to the amount or validity of such account receivables that would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Stockholders, all accounts receivables are good and collectible in the ordinary course of business.

5.16 Employees.

(a) The Target Company has made available to Netfin a true and accurate list of each employee of the Target Company as of the date of this Agreement, setting forth on an anonymized basis the title for each such person, primary work location, part-time or full-time status, base salary and incentive compensation opportunity.

(b) The Target Company is not a party to any collective bargaining agreement or other Contract covering a group of employees, labor organization or other Representative of any of the employees of the Target Company and the Stockholders have no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Stockholders, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no material unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Stockholders, threatened between the Target Company and Persons employed by or providing services as independent contractors to the Target Company.

(c) The Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Stockholders, oral notice that there is any pending Action involving unfair labor practices against the Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Stockholders, threatened against the Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) There are no pending or, to the Knowledge of the Stockholders, threatened claims or proceedings against any of the Target Company under any worker’s compensation policy or long-term disability policy.

5.17 Employee Benefits and Compensation.

(a) Schedule 5.17(a) sets forth each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), retirement, health and welfare, bonus, deferred compensation, equity-based or non-equity-based incentive, employment, retention, change in control, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, sponsored, maintained or contributed to by the Target Company or pursuant to which the Target Company has or may have any liability (each a “Benefit Plan”).

(b) With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Target Company, the Stockholders have made available to Netfin accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications with any Governmental Authority concerning any matter that is still pending or for which the Target Company has any outstanding Liability or obligation.

(c) With respect to each Benefit Plan: (i) such Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Knowledge of the Stockholders, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all material contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Benefit Plan have been timely made; and (v) all benefits accrued under any unfunded Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Financial Statements. The Target Company has not incurred any obligation in connection with the termination of, or withdrawal from, any Benefit Plan which is a defined benefit pension plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Benefit Plan, determined as of the end of the Target Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Benefit Plan allocable to such benefit liabilities.

(e) Except to the extent required by applicable Law, the Target Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(f) The consummation of the transactions contemplated by this Agreement, whether alone or in conjunction with any other event, will not result in (i) any increase in compensation or level of benefits to employees or directors of the Target Company, (ii) accelerated vesting of such compensation or benefits, or (iii) the requirement that the Target Company forgive any loan or fund any Benefit Plan.

5.18 Real Property.

(a) The Target Company does not own any real property and is not a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 5.18(b) contains a true, correct and complete list of all Leased Real Property. The Stockholders have made available to Netfin true, correct and complete copies of the material leases, subleases and occupancy agreements for the Leased Real Property to which the Target Company is a party (the “Real Estate Lease Documents”), and none of such Real Estate Lease Documents have been modified in any material respect, except as disclosed therein. The Real Estate Lease Documents made available to Netfin comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Target Company, subject to the Enforceability Exceptions, and each such lease is in full force and effect, (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Netfin, and (iii) except as would not, individually or in the aggregate, be material to the Target Company, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Stockholders or the consummation of the transaction contemplated hereby, upon the consummation of the transactions contemplated by this Agreement, will entitle Holdco or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default by (i) the Target Company or (ii) to the Knowledge of the Stockholders, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. The Target Company has not received written or, to the Knowledge of the Stockholders, oral notice of material default under any Real Estate Lease Document which default has not been cured. To the Knowledge of the Stockholders, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Target Company (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. The Target Company has not collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect and which would have a material adverse effect on the value or use of such Real Property. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Target Company.

(e) With respect to each Real Estate Lease Document, the Target Company does not hold a contractual right or obligation to purchase or acquire any material real estate interest.

(f) The Target Company has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

5.19 Title to and Sufficiency of Assets. The Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the latest Unaudited Financial Statements. The assets (including Intellectual Property rights and contractual rights) of the Target Company constitute all of the material assets, material rights and material properties that are used in the operation of the businesses of the Target Company as it is now conducted or that are used or held by the Target Company for use in the operation of the businesses of the Target Company, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Target Company as currently conducted. Such assets are in good operating condition and repair (reasonable wear and tear excepted consistent with the age and use of such items), and are suitable for their intended use in the business of the Target Company.

5.20 Tax Matters.

(a) All material Tax Returns required by Law to be filed by the Target Company have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Target Company have been paid, and since the date of the most recent balance sheet included in the Unaudited Financial Statements the Target Company has not incurred any material Tax liability outside the ordinary course of business.

(c) The Target Company has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) The Target Company is not engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. The Target Company has not received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the Knowledge of the Stockholders, no such claims have been threatened. No written claim has been made and to the Knowledge of the Stockholders, no oral claim has been made, by any Governmental Authority in a jurisdiction where the Target Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Target Company and no written request for any such waiver or extension is currently pending. No issues relating to Taxes of the Target Company were raised in any completed audit that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(e) Except with respect to deferred revenue or prepaid subscription revenues collected by the Target Company in the ordinary course of business, the Target Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; or (D) prepaid amount received on or prior to the Closing.

(f) There are no Liens with respect to Taxes on any of the assets of any of the Target Company, other than Liens for Taxes not yet due and payable.

(g) The Target Company does not have any liability for the Taxes of any Person (other than the Target Company) (i) by reason of being a member of an affiliated, consolidated, combined or unitary Tax group prior to the Closing Date which included such Person, (ii) as a transferee or successor or (iii) by contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(h) The Target Company does not have, is not a party to, or is not bound by any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(i) The Target Company is in compliance with applicable transfer pricing laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Company.

5.21 Anti-Corruption, Sanctions and Anti-Money Laundering Compliance.

(a) Neither the Target Company nor, to the Knowledge of the Stockholders, any of its officers, directors, employees or agents acting on behalf of the Target Company has, in the past five (5) years: (i) violated in any material respect any Anti-Corruption Laws, or (ii) directly or knowingly indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any improper payment, contribution, gift, entertainment, bribe, rebate, kickback or other advantage or anything else of value, regardless of form or amount, to or from any Governmental Official or any other Person in material violation of Anti-Corruption Laws, in each case in (i) and (ii), in connection with or relating to the business of the Target Company.

(b) Neither the Target Company nor, to the Knowledge of the Stockholders, any of its directors, officers, employees or agents acting on behalf of the Target Company has, in the past five (5) years, been convicted of violating any Anti-Corruption Law or is knowingly subject to any investigation, inquiry or enforcement proceeding by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws (including by virtue of having made any disclosure relating to any offense or alleged offense). No such investigation, inquiry or proceeding has been threatened or, to the Knowledge of the Stockholders, is pending, and there are no known circumstances likely to give rise to any such investigation, inquiry or proceeding.

(c) Neither the Target Company nor, to the Knowledge of the Stockholders, any of its directors, officers, employees or agents acting on behalf of the Target Company is currently identified on a Sanctions-related list of designated nationals or other blocked persons, including, but not limited to, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or is otherwise the subject or target of any sanctions administered or enforced by the U.S. Government (including, without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (collectively, “Sanctions”), and the Target Company has not, in the past five (5) years, materially violated any applicable Sanctions.

(d) Neither the Target Company nor, to the Knowledge of the Stockholders, any of its directors, officers, employees or agents acting on behalf of the Target Company is currently or has in the last five (5) years been in violation in any material respect of any applicable laws or regulations relating to the export and re-export of commodities, technologies, or services, including those administered by the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) and the U.S. Department of State’s Directorate of Defense Trade Controls (collectively, “Export Controls”).

(e) In connection with or relating to the business of the Target Company, neither the Target Company nor, to the Knowledge of the Stockholders, any of its directors, officers, employees or agents acting on behalf of the Target Company has, in the past (5) years, been the subject of any investigation, inquiry or enforcement proceeding by any Governmental Authority regarding any offense or alleged offense under applicable Sanctions (including by virtue of having made any disclosure relating to any offense or alleged offense), and no such investigation, inquiry or proceeding has been threatened or, to the Knowledge of the Stockholders, is pending and there are no known circumstances likely to give rise to any such investigation, inquiry or proceeding.

(f) The Target Company and, to the Knowledge of the Stockholders, all of its directors, officers, employees or agents acting on behalf of the Target Company are currently and have been, in the past five (5) years, in material compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in the United States (collectively, the “Anti-Money Laundering Laws”), in each case to the extent applicable to the Target Company’s activities.

(g) No action, suit, or proceeding by or before any court or Governmental Authority has been brought or, to the Knowledge of the Stockholders, threatened against the Target Company for violation or potential violation of applicable Anti-Money Laundering Laws.

(h) At no time during the past five (5) years did any bank or other financial institution close or require the closure of a bank account of the Target Company unilaterally or against the instructions of the Target Company, in any such case due to (i) non-compliance on the part of the Target Company with such bank or financial institution’s internal policies or (ii) explicit concerns on the part of such bank or financial institution related to money laundering activity or sanctions violations by the Target Company or its officers, directors or employees acting on behalf of the Target Company.

5.22 Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any of the Stockholders or the Target Company or any of their Affiliates for which the Stockholders or the Target Company have any obligation.

5.23 Permits. The Target Company has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (a) such ownership, lease, operation or conduct or (b) the Target Company. Except as would not, individually or in the aggregate, be expected to be material to the Target Company, (v) each Material Permit is in full force and effect in accordance with its terms, (w) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Target Company in the last three (3) years, (x) there are no Actions pending or, to the Knowledge of the Stockholders, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (y) the Target Company is in compliance with all applicable Material Permits.

5.24 Absence of Changes. Since December 31, 2017, the Target Company has (a) conducted its business in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that (i) would be prohibited by Section 8.2 (without giving effect to Schedule 8.2(a)) if such action were taken on or after the date hereof without the consent of Netfin and (ii) is material to the Target Company.

5.25 Insurance. As of the Closing, the Target Company will have policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance in place and, except as would not, individually or in the aggregate, be material to the Target Company: (a) all premiums due will have been paid, (b) the policy will be legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, and (c) the Target Company will not be in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Stockholders, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the Knowledge of the Stockholders, no such action has been threatened.

5.26 Affiliate Agreements. Other than any Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Target Company), employment related Contract, confidentiality Contract or other Contracts incident to a Person’s employment with the Target Company, none of the Affiliates, officers or directors of the Target Company is a party to any Contract or business arrangement with the Target Company.

5.27 Information Supplied. None of the information supplied in writing by the Stockholders or the Target Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Form F-4 or the Proxy Statement/Prospectus; or (c) in the mailings or other distributions to the Netfin Shareholders or Holdco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that none of the Stockholders make any representation with respect to any forward-looking statements supplied by any of them or the Target Company expressly for inclusion or incorporated by reference in any of the documents identified in (a) through (c). None of the information supplied in writing by the Stockholders or the Target Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Stockholders make no representation, warranty or covenant with respect to any information supplied by or on behalf of Netfin, Holdco or their respective Affiliates.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF NETFIN

Except as set forth in (a) the Schedules (each of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein, and the information set forth in one section of the Schedules shall be deemed to apply to all other sections or subsections thereof to the extent that the applicability of such information to such other sections or subsections is reasonably apparent on its face), or (b) the SEC Reports that are available on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of any SEC Reports to the extent that such disclosure is predictive, forward-looking or non-specific in nature and provided that nothing disclosed in such SEC Reports shall be deemed to be a qualification to Sections 6.1, 6.2, 6.5 and 6.17), Netfin represents and warrants to the Stockholders, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. Netfin is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Netfin has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Netfin is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified has not had and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Netfin has made available to the Stockholders accurate and complete copies of its organizational documents as currently in effect. Netfin is not in violation of any provision of its organizational documents in any material respect.

6.2 Authorization; Binding Agreement. Netfin has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Netfin Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Netfin and (b) other than the Netfin Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Netfin are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Netfin is a party has been or shall be when delivered, duly and validly executed and delivered by Netfin and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Netfin, enforceable against Netfin in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Governmental Approvals. No consent of or notice to any Governmental Authority, on the part of Netfin, is required to be obtained or made in connection with the execution, delivery or performance by Netfin of this Agreement and each Ancillary Document to which it is a party or the consummation by Netfin of the transactions contemplated hereby and thereby, other than (a) any filings, notifications, notices, submissions or applications and clearances, approvals, or orders required under the Antitrust Laws, or the expiration or termination of any waiting or review periods thereunder, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect.

6.4 Non-Contravention. The execution and delivery by Netfin of this Agreement and each Ancillary Document to which it is a party, the consummation by Netfin of the transactions contemplated hereby and thereby, and compliance by Netfin with any of the provisions hereof and thereof, shall not (a) conflict with or violate any provision of the Netfin Articles of Association, (b) subject to obtaining the consents from Governmental Authorities referred to in Section 6.3, and the waiting periods referred to therein having expired, and any condition precedent to such consent or waiver having been satisfied, conflict with or violate any Law, Governmental Order or consent applicable to Netfin or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Netfin under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Netfin under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Netfin Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect.

6.5 Capitalization.

(a) Netfin is authorized to issue 200,000,000 Netfin Class A Ordinary Shares, 20,000,000 Netfin Class B Ordinary Shares and 1,000,000 Netfin Preferred Shares. The number of issued and outstanding Netfin Securities as of the date of this Agreement are set forth on Schedule 6.5(a). As of the date of this Agreement, there are no issued or outstanding Netfin Preferred Shares. All outstanding Netfin Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Law, the Netfin Articles of Association or any Contract to which Netfin is a party. None of the outstanding Netfin Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, other than Holdco and Netfin Merger Sub, Netfin does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth on Schedule 6.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Netfin or (B) obligating Netfin to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Netfin to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Netfin Share Redemptions, or as expressly set forth in this Agreement, there are no outstanding obligations of Netfin to repurchase, redeem or otherwise acquire any Netfin Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 6.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Netfin is a party with respect to the voting of any shares of Netfin.

(c) All Indebtedness of Netfin as of the date of this Agreement is disclosed on Schedule 6.5(c). No Indebtedness of Netfin contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Netfin or (iii) the ability of Netfin to grant any Lien on its properties or assets.

(d) Since the date of formation of Netfin, and except as contemplated by this Agreement, Netfin has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Netfin’s board of directors has not authorized any of the foregoing.

6.6 SEC Filings and Netfin Financials.

(a) Netfin, since the IPO, has filed all forms, pro formas, reports, schedules, statements, registration statements, prospectuses, proxies and other documents required to be filed or furnished by Netfin with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and shall file all such forms, reports, schedules, statements, proxies and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, Netfin has delivered to the Stockholders copies in the form filed with the SEC of all of the following: (i) Netfin’s annual reports on Form 10-K for each fiscal year of Netfin beginning with the first year Netfin was required to file such a form, (ii) Netfin’s quarterly reports on Form 10-Q for each fiscal quarter that Netfin filed such reports to disclose its quarterly financial results in each of the fiscal years of Netfin referred to in clause (i) above, (iii) all other forms, pro formas, reports, registration statements, prospectuses, proxies and other documents (other than preliminary materials) filed by Netfin with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, pro formas, reports, registration statements, prospectuses, proxies and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. The Public Certifications are each true as of their respective dates of filing. As used in this Section 6.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Netfin Units, the Netfin Class A Ordinary Shares and the Netfin Public Warrants are listed on Nasdaq, (B) Netfin has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Netfin Securities, (C) there are no Actions pending or, to the Knowledge of Netfin, threatened against Netfin by the Financial Industry Regulatory Authority, Nasdaq or the SEC with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Netfin Securities on Nasdaq and (D) such Netfin Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

(b) The financial statements and notes of Netfin contained or incorporated by reference in the SEC Reports (the “Netfin Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Netfin at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) U.S. GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Netfin Financials, Netfin has not incurred any material Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with U.S. GAAP that are not adequately reflected or reserved on or provided for in the Netfin Financials.

(d) The books and records of Netfin have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements. Netfin has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Netfin is made known to Netfin’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of Netfin, such disclosure controls and procedures are effective in timely alerting Netfin’s principal executive officer and principal financial officer to material information required to be included in Netfin’s periodic reports required under the Exchange Act.

6.7 Form F-4; Proxy Statement/Prospectus. None of the information relating to Netfin supplied by Netfin in writing for inclusion in the Form F-4 or the Proxy Statement/Prospectus will, as of the date the Form F-4 is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Netfin Shareholders, at the time of the Netfin Extraordinary General Meeting, or at the Netfin Merger Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that Netfin makes no representation with respect to any forward-looking statements supplied by or on behalf of Netfin for inclusion in, or relating to information to be included in Form F-4 or the Proxy Statement/Prospectus.

6.8 Absence of Certain Changes. As of the date of this Agreement, Netfin has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Company and the negotiation and execution of this Agreement) and related activities and (b) since the date of the consummation of the IPO, not been subject to a Material Adverse Effect.

6.9 Compliance with Laws. Netfin is, and has since its formation been, in compliance in all material respects with all Laws applicable to it and the conduct of its business, and Netfin has not received written notice alleging any violation of applicable Law in any material respect by Netfin.

6.10 Actions; Governmental Orders; Permits. There is no pending or, to the Knowledge of Netfin, threatened material Action and, to the Knowledge of Netfin, no pending or threatened investigations, in each case, to which Netfin is subject or otherwise affecting its assets that would reasonably be expected to have a Material Adverse Effect, nor, to the Knowledge of Netfin, is there any reasonable basis for any such Action or investigation to be made. There is no material Action that Netfin has pending against any other Person. Neither Netfin, nor, to the Knowledge of Netfin, any of its directors or officers are subject to any material Governmental Orders of any Governmental Authority, nor are any such material Governmental Orders pending. As of the date of this Agreement, none of the directors or officers of Netfin have in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. Netfin holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

6.11 Taxes and Returns.

(a) Netfin has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Netfin Financials have been established in accordance with U.S. GAAP. Schedule 6.11(a) sets forth each jurisdiction where Netfin files or is required to file a Tax Return. To the Knowledge of Netfin, there are no audits, examinations, investigations or other proceedings pending against Netfin in respect of any Tax, and Netfin has not been notified in writing of any proposed Tax claims or assessments against Netfin (other than, in each case, claims or assessments for which adequate reserves in the Netfin Financials have been established in accordance with U.S. GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Netfin’s assets, other than Permitted Liens. Netfin has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Netfin for any extension of time within which to file any material Tax Return or within which to pay any Taxes shown to be due on any material Tax Return.

(b) Since the date of its formation, Netfin has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

6.12 Employees and Employee Benefit Plans. Netfin does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), retirement, health and welfare, bonus, deferred compensation, equity-based or non-equity-based incentive, employment, retention, change in control, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe .

6.13 Properties. Netfin does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Netfin does not own or lease any material real property or physical assets.

6.14 Transactions with Affiliates. Schedule 6.14 sets forth a true, correct and complete list of the Contracts that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Netfin or any of its Subsidiaries and any (a) present or former director, officer or employee or Affiliate of Netfin, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Netfin’s outstanding share capital as of the date hereof, other than (x) for payment of salary, (y) reimbursement for reasonable expenses incurred on behalf of Netfin in the ordinary course of business consistent with past practice and (z) for other employee benefits made generally available to all employees, if any.

6.15 Investment Company Act. Netfin is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the United States Investment Company Act of 1940, as amended.

6.16 Finders and Brokers. Except as set forth on Schedule 6.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Netfin, Holdco, Netfin Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Netfin.

6.17 Certain Business Practices.

(a) Neither Netfin, nor any director, officer, agent, employee or Affiliate of, or other person associated with or acting on behalf of, Netfin (in his or her capacities as director, officer, employee or agent of Netfin) has (i) used any Netfin funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. Neither Netfin, nor, to the Knowledge of Netfin, any director, officer, agent or employee of Netfin (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Netfin) has, since the date of Netfin’s formation, directly or indirectly, in connection with the business of Netfin, given or agreed to give any gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Netfin or assist Netfin in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of Netfin and would reasonably be expected to subject Netfin to suit or penalty in any private or governmental litigation or proceeding.

(b) The operations of Netfin are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering and terrorism financing statutes in all relevant jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Netfin with respect to the any of the foregoing is pending or, to the Knowledge of Netfin, threatened.

(c) None of Netfin or any of its directors, officers, agents, employees or Affiliates, or other person associated with or acting on behalf of Netfin, is currently identified on a Sanctions related list of designated nationals or other blocked person, including, but not limited to, the Specially Designated Nationals and Blocked Persons List, or is otherwise currently the subject or target of any Sanctions, and Netfin has not, directly or indirectly, (i) used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales, operations or dealings in or involving any country or territory that is the target of comprehensive Sanctions broadly prohibiting dealings with such country or territory, or for the purpose of financing the activities of any Person currently the subject or target of Sanctions, or (ii) otherwise violated any Sanctions.

6.18 Trust Account. Netfin has (and will have immediately prior to the Closing) at least $253,000,000 (less, as of the Closing, payments to Netfin Shareholders in connection with the Netfin Share Redemptions and the Deferred Discount (as such term is defined in the Trust Agreement) owed to the underwriters of the IPO). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement. The Trust Agreement is in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Netfin has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Netfin, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no separate contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than (i) the Netfin Shareholders, (ii) the underwriters of the IPO and (iii) Netfin, with respect to income earned on the proceeds of the Trust Account to cover any tax obligations) to any portion of the proceeds in the Trust Account. There are no claims or proceedings pending or, to the Knowledge of Netfin, threatened in writing with respect to the Trust Account. Since its formation, Netfin has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement).

6.19 Financial Capability.

(a) Netfin has available, and will have available at all times until the consummation of the Closing, funds sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including payment of the Cash Consideration, and all related fees and expenses.

(b) Netfin expressly acknowledges and agrees that the receipt or availability of any funds or financing by Netfin or any Affiliate of Netfin or any other financing or other transactions is not a condition to any of Netfin’s obligations hereunder.

6.20 Independent Investigation. Netfin has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, Books and Records, and other documents and data of the Target Company for such purpose. Netfin acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Stockholders set forth in ARTICLE V (including the related portions of the Schedules) and in any certificate delivered to Netfin pursuant hereto, and the information provided by or on behalf of the Target Company and the Stockholders for the Form F-4 and Proxy Statement/Prospectus; (b) none of the Target Company or the Stockholders or their respective Representatives have made any representation or warranty as to the Target Company or the Stockholders or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Schedules) or in any certificate delivered to Netfin pursuant hereto; (c) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (i) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in ARTICLE V and any certificate delivered to Netfin pursuant hereto) including in any electronic datasite created by the Target Company or the Stockholders in connection with the transactions contemplated hereby, estimates, projections, predictions, forward-looking statements and other forecasts, meetings, calls or correspondences with the Stockholders or management of the Target Company or their respective Representatives, and (ii) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, contracts, and prospects of the Target Company, or the quality, quantity or condition of their assets), are, in each case specifically disclaimed by the Stockholders, and that none of Netfin or any of its Representatives have relied on any such representations, warranties or statements.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF HOLDCO
AND NETFIN MERGER SUB

Except as set forth in the Schedules (each of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein, and the information set forth in one section of the Schedules shall be deemed to apply to all other sections or subsections thereof to the extent that the applicability of such information to such other sections or subsections is reasonably apparent on its face), Holdco represents and warrants to the Stockholders, as of the date hereof and as of the Closing, as follows:

7.1 Organization and Standing. Holdco and Netfin Merger Sub are exempted companies duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Holdco and Netfin Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Holdco and Netfin Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified has not had and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Holdco has made available to the Stockholders accurate and complete copies of the organizational documents of Holdco and Netfin Merger Sub, each as currently in effect. Neither Holdco nor Netfin Merger Sub is in violation of any provision of its organizational documents in any material respect.

7.2 Authorization; Binding Agreement. Each of Holdco and Netfin Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Holdco and Netfin Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Holdco or Netfin Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Holdco or Netfin Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Governmental Approvals. No consent of or notice to any Governmental Authority, on the part of Holdco or Netfin Merger Sub, is required to be obtained or made in connection with the execution, delivery or performance by such party of this Agreement and each Ancillary Document to which it is a party or the consummation by such party of the transactions contemplated hereby and thereby, other than (a) any filings, notifications, notices, submissions or applications and clearances, approvals, or orders required under the Antitrust Laws, or the expiration or termination of any waiting or review periods thereunder, (b) such filings as contemplated by this Agreement (including the Surviving Netfin Company Charter), (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect.

7.4 Non-Contravention. The execution and delivery by each of Holdco and Netfin Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such party of the transactions contemplated hereby and thereby, and compliance by such party with any of the provisions hereof and thereof, shall not (a) conflict with or violate any provision of such party’s organizational documents, (b) subject to obtaining the consents from Governmental Authorities referred to in Section 7.3, and the waiting periods referred to therein having expired, and any condition precedent to such consent or waiver having been satisfied, conflict with or violate any Law, Governmental Order or consent applicable to such party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such party under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect.

7.5 Capitalization. As of the date hereof, (a) the share capital of Holdco is US$50,000 divided into 469,000,001 ordinary shares of a par value of US$0.0001 each and 30,999,999 preference shares of a par value of US$0.0001 each and (b) the share capital of the Netfin Merger Sub is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each. Prior to giving effect to the transactions contemplated by this Agreement, other than Netfin Merger Sub, Holdco does not have any Subsidiaries or own any equity interests in any other Person.

7.6 Ownership of Holdco Ordinary Share Consideration. All Holdco Ordinary Share Consideration and Earnout Share Consideration to be issued and delivered in accordance with ARTICLE III to the Stockholders shall be, upon issuance and delivery of such Holdco Ordinary Share Consideration, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Registration Rights Agreement, the provisions of this Agreement and any Liens incurred by the Stockholders, and the issuance and sale of such Holdco Ordinary Share Consideration pursuant hereto shall not be subject to or give rise to any preemptive rights or rights of first refusal.

7.7 Holdco and Netfin Merger Sub Activities. Since their formation, neither Holdco nor Netfin Merger Sub have engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Holdco’s 100% ownership of Netfin Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated hereby and thereby, and, other than this Agreement and the Ancillary Documents to which they are a party, neither Holdco nor Netfin Merger Sub is party to or bound by any Contract.

7.8 Finders and Brokers. Except as set forth on Schedule 7.8, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Netfin, Holdco, or Netfin Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Holdco or Netfin Merger Sub.

ARTICLE VIII
COVENANTS OF THE PARTIES PENDING CLOSING AND POST-CLOSING

8.1 Access and Information. During the period commencing on the date of this Agreement and continuing until the earlier of (a) the termination of this Agreement in accordance with ARTICLE X and (b) the Closing (the “Interim Period”), subject to Section 8.11, each of the Stockholders shall give, and shall cause the Target Company and its Representatives to give, Netfin and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, Books and Records, financial and operating data and other information, of or pertaining to the Target Company, that, as applicable, are in the current possession of the Target Company, as Netfin or its Representatives may reasonably request regarding the Target Company and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Target Company to reasonably cooperate with Netfin and its Representatives in their investigation; provided, however, that Netfin and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Company. Notwithstanding anything to the contrary in this Agreement, neither the Target Company nor the Stockholders shall be required to disclose any information to Netfin if such disclosure would, in the Stockholders’ reasonable discretion: (x) result in a loss of any attorney-client or other privilege; (y) contravene any applicable Law; or (z) contravene the confidentiality restrictions in any Contract to which the Target Company is a party; provided, that the Target Company shall use reasonable efforts to provide the maximum access allowed by such restriction.

8.2 Conduct of Business of the Stockholders and the Target Company.

(a) Except as set forth on Schedule 8.2(a) or unless Netfin shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as required by applicable Law, the Stockholders shall, and shall cause the Target Company to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all material Laws applicable to them and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement, as required by applicable Law, during the Interim Period, without the prior written consent of Netfin (such consent not to be unreasonably withheld, conditioned or delayed), the Stockholders shall cause the Target Company to not:

(i) amend, waive or otherwise change, in any respect, its organizational documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or declare, accrue, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 5.11(a), any lease related to any Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Target Company is a party or by which it is bound, other than entry into or renewal of such agreements in the ordinary course consistent with past practice

(v) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(vi) make or rescind any material election relating to Taxes, settle any claim, Action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS, as applicable;

(vii) enter into any agreements or material transactions with any Stockholder or Affiliate thereof (other than the Target Company) or any of their officers, directors, consultants, advisors or other representatives, including the waiver or forgiveness of any amounts owed by such Person to the Target Company and any liability of any of such Persons that is assumed or incurred by the Target Company, in each case outside of the ordinary course of business consistent with past practice;

(viii) terminate, waive or assign any material right under any material Contract to which it is a party, other than the termination, waiver or assignment of such material rights in the ordinary course consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) permit any insurance policies protecting any of the Target Company’s material assets to lapse, unless simultaneously with such lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing comparable coverage to the coverage under the lapsed policy is in force and effect;

(xi) make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS, as applicable, and after consulting the Target Company’s outside auditors, as applicable;

(xii) waive, release, assign, settle or compromise any claim, Action or proceeding (including any suit, Action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by the Target Company) not in excess of $250,000 (individually or in the aggregate) net of insurance, or otherwise pay, discharge or satisfy any material Actions, Liabilities or obligations, unless such amount has been reserved in the most recent Unaudited Financial Statements;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights; or

(xvii) authorize or agree to do any of the foregoing actions.

8.3 Conduct of Business of Netfin.

(a) Unless the Stockholders shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, including the Netfin Merger and the Business Combination, or as required by applicable Law, Netfin shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Netfin and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Except as contemplated by the terms of this Agreement, during the Interim Period, without the prior written consent of the Stockholders (such consent not to be unreasonably withheld, conditioned or delayed), Netfin, Netfin Merger Sub and Holdco shall not:

(i) amend, waive or otherwise change, in any respect, its organizational documents;

(ii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(iii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

(iv) engage in any commercial business;

(v) make any material change in any method of accounting or accounting practice policy other than as required by applicable Law;

(vi) make or rescind any material election relating to Taxes, settle any claim, Action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with U.S. GAAP, as applicable;

(vii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in connection with the conversion of Indebtedness into Holdco Ordinary Shares, Netfin Ordinary Shares, Holdco Warrants or Netfin Warrants as set forth in Section 8.3(b)(ix);

(viii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(ix) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person, except Indebtedness up to an aggregate of $1,500,000 from MVR Netfin LLC or its Affiliates (which Indebtedness may convertible into Holdco Ordinary Shares, Netfin Ordinary Shares, Holdco Warrants or Netfin Warrants, as the case may be);

(x) amend, waive or otherwise change the Trust Agreement in any manner adverse to Netfin;

(xi) undertake any operations or actions, except for operation or actions as are reasonable and appropriate in furtherance of the transactions contemplated hereby; or

(xii) authorize or agree to do any of the foregoing actions.

8.4 Financial Statements. SSOL shall provide to Netfin as promptly as practicable after the date of this Agreement audited statement of financial position of the Target Company and the audited statements of profit or loss, comprehensive income, changes in equity and cash flows of the Target Company as of and for the periods ended February 28, 2019 and February 29, 2020, together with all related notes and schedules thereto prepared in accordance with IFRS applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a signed report of the Target Company’s independent auditor with respect thereto, which report shall refer to the standards of the International Accounting Standards Board and be audited in accordance with the requirements of the Public Company Accounting Oversight Board (the “IASB Audited Financial Statements”) and shall be unqualified. In addition to the delivery of the IASB Audited Financial Statements pursuant to the immediately preceding sentence, from the date hereof through the Closing Date, SSOL shall deliver to Netfin copies of (i) any audited financial statements of the Target Company promptly following their certification by the Target Company’s auditors and (ii) any quarterly unaudited financial statements of the Target Company promptly following their completion.

8.5 No Solicitation.

(a) During the Interim Period, to induce the other parties hereto to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, no party hereto shall, and each shall cause its Subsidiaries and their Representatives to not, without the prior written consent of the Stockholders and Netfin, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such party or its Affiliates (including, with respect to any Stockholder, the Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(b) Notwithstanding the foregoing, each party may respond to any unsolicited Acquisition Proposal by indicating only that such party is subject to an exclusivity agreement and is unable to provide any non-public information regarding such party or its Affiliates or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal for as long as that exclusivity agreement remains in effect. Each party hereto shall notify the other parties as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such party or its Affiliates (or with respect to any Stockholder, the Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each party hereto shall keep the other parties promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each party hereto shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.6 No Trading. Each Stockholder, on behalf of itself and the Target Company, acknowledges and agrees that it is aware, and that its respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Netfin, shall be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each Stockholder hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Netfin, communicate such information to any third party, take any other action with respect to Netfin in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.7 Notification of Certain Matters. During the Interim Period, each party hereto shall give prompt notice to the other parties if such party or its Affiliates (or, with respect to the Target Company, any Stockholder): (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such party or its Affiliates (or, with respect to the Target Company, any Stockholder); (b) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in ARTICLE IX not being satisfied or the satisfaction of those conditions being materially delayed; or (c) becomes aware of the commencement or threat, in writing, of any Action against such party or any of its Affiliates (or, with respect to the Target Company, any Stockholder), or any of their respective properties or assets, or, to the Knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its Affiliates (or, with respect to the Target Company, any Stockholder) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.8 Efforts.

(a) Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts, and shall cooperate fully with the other parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.8(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), each party hereto agrees to make any required filing, notification, notice, submission or application under the Antitrust Laws, as applicable, at such party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to the Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, and any other applicable Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period under the HSR Act, if applicable, and by requesting early clearance under any applicable Antitrust Laws. Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit the other parties’ respective outside counsel to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the parties hereto shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities all required notifications, filings, submissions, reports, and requests for approval or clearance of the transactions contemplated by this Agreement and shall use all reasonable best efforts to have such Governmental Authorities approve or clear the transactions contemplated by this Agreement or allow all applicable review or waiting periods to expire. Each party shall give prompt written notice to the other parties if such party or any of its Representatives (or, with respect to the Target Company, any Stockholder) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its review, approval or clearance of the transactions contemplated hereby, prior to the Closing, each party shall arrange for Representatives of such party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement, or any Ancillary Document, the parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each party hereto shall use its reasonable best efforts to obtain any consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such party or its Affiliates, and the other parties shall provide reasonable cooperation in connection with such efforts; provided that none of the parties hereto shall have any obligation to pay or commit to pay any out-of-pocket amount (other than filing fees with Governmental Authorities) to obtain any such consents. With respect to Holdco, during the Interim Period, Netfin and Holdco shall take all reasonable actions necessary to cause Holdco to qualify as “foreign private issuer” as such term is defined under Rule 3b-4 of the Exchange Act and to maintain such status through the Closing and immediately after the Closing.

8.9 Preparation of Form F-4 and Proxy Statement; Netfin Extraordinary General Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, Netfin and the Stockholders shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Holdco shall file with the SEC, the Form F-4 (it being understood that the Form F-4 shall include the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Netfin Extraordinary General Meeting with respect to the Proposals (as defined below)).

(b) Each of Netfin and the Stockholders shall cause the information provided by it and its respective Affiliates for inclusion in the Form F-4 to not, on the date the Form F-4 is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Each of Netfin and the Stockholders shall cause the information provided by it and its Affiliates for inclusion in the Proxy Statement/Prospectus to not, on the date the Proxy Statement/Prospectus is first disseminated to the holders of shares of Netfin Ordinary Shares or at the time of the Netfin Extraordinary General Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

(c) Prior to filing the Form F-4 (or any amendment or supplement thereto) Netfin shall provide the Stockholders a reasonable opportunity to review and comment on such document and shall discuss with the Stockholders such document, comments reasonably and promptly proposed by the Stockholders. Netfin and the Stockholders shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form F-4 or Proxy Statement/Prospectus and any amendment to the Form F-4 or Proxy Statement/Prospectus filed in response thereto. If Netfin or the Stockholders becomes aware that any information contained in the Form F-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 or Proxy Statement/Prospectus is required to be amended to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Netfin, on the one hand, and the Stockholders, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form F-4 or Proxy Statement/Prospectus. Netfin and the Stockholders shall use reasonable best efforts to cause the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Netfin Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Netfin Articles of Association. Netfin and the Stockholders shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Netfin receives from the SEC or its staff with respect to the Form F-4 or Proxy Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Netfin and the Stockholders shall use reasonable best efforts to cause the Form F-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form F-4 effective through the Closing to permit the consummation of the transactions contemplated hereby. Netfin shall advise the Stockholders, promptly after Netfin receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order in respect of the Form F-4, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Form F-4 or for additional information.

(d) Netfin shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Netfin agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Netfin Merger, (iii) the approval of the transactions described in Section 3.1, and (iv) approval of any other proposals reasonably agreed by Netfin and the Stockholders to be necessary or appropriate in connection with the transaction contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Stockholders, the Proposals shall be the only matters (other than procedural matters) which Netfin shall propose to be acted on by the Netfin Shareholders at the Netfin Extraordinary General Meeting.

(e) Netfin and the Stockholders shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to the Netfin Shareholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Netfin Extraordinary General Meeting in accordance with applicable Laws for a date no later than thirty (30) days following the SEC Clearance Date and (iii) solicit proxies from the holders of Netfin Ordinary Shares to vote in favor of each of the Proposals. Netfin shall, through the Board of Directors of Netfin, recommend to the Netfin Shareholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.9(e), if on a date for which the Netfin Extraordinary General Meeting is scheduled, Netfin has not received proxies representing a sufficient number of Netfin Shares to obtain the Netfin Shareholder Approval, whether or not a quorum is present, Netfin shall have the right to make one or more successive postponements or adjournments of the Netfin Extraordinary General Meeting, provided that the Netfin Extraordinary General Meeting (x) is not postponed or adjourned to a date that is more than forty five (45) days after the date for which the Netfin Extraordinary General Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Outside Date.

8.10 Public Announcements.

(a) The parties hereto agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Netfin and, after the Closing, the Netfin Representative, and the Stockholders, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow the other parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that, subject to this Section 8.10, each party hereto and its Affiliates may make internal announcements regarding this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby to their and their Affiliates’ respective directors, officers and employees without the consent of any other party hereto and may make public statements regarding this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby containing information or events already publicly known other than as a result of a breach of this Section 8.10.

(b) The parties hereto shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Netfin shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Stockholders shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Holdco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

8.11 Confidential Information. Each party hereto acknowledges that the information being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby is being provided subject to the terms of a confidentiality agreement dated as of August 12, 2019, by and among Netfin and, among others, the Target Company (the “Confidentiality Agreement”). The Stockholders agrees that they shall be bound by the terms of the Confidentiality Agreement, as if they were the Target Company party thereto, and each party hereto acknowledges that it is, and shall remain until the Closing, subject to the terms of the Confidentiality Agreement, which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Effective upon, and only upon, the Closing, the confidentiality obligations under the Confidentiality Agreement shall terminate.

8.12 Post-Closing Board of Directors and Officers.

(a) Except as otherwise agreed in writing by Netfin and the Stockholders, prior to the Closing, and conditioned upon the occurrence of the Closing, the parties hereto shall take all necessary action, including causing the directors of Holdco to resign, so that, effective as of the Closing, Holdco’s board of directors (the “Post-Closing Holdco Board”) will consist of (i) the number of directors as is specified on Schedule 8.12(a) and (ii) the individuals set forth on Schedule 8.12(a). Immediately after the Closing, the parties hereto shall take all necessary action to designate and appoint to the Post-Closing Holdco Board such qualified persons that are designated by the Stockholders prior to the Closing, and to the extent required by Nasdaq rules, at least a majority of such designees shall be required to qualify as independent directors under Nasdaq rules.

(b) The parties hereto shall take all action necessary, including causing the officers of Holdco to resign, so that the individuals serving as (i) the executive chairman and the chief executive officer and (ii) the chief financial officer, respectively, of Holdco immediately after the Closing will be Srinivas Koneru and Alvin Tan, respectively.

8.13 Indemnification of Directors and Officers; Tail Insurance.

(a) The parties hereto agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Netfin, Holdco, Netfin Merger Sub or the Target Company and each Person who served as a director, officer, member, trustee or fiduciary of another company or corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Netfin, Holdco, Netfin Merger Sub or the Target Company (the “D&O Indemnified Persons”) as provided in their respective organizational documents or under any agreement relating to the exculpation or indemnification of, or advancement of expenses to, any D&O Indemnified Person or any employment or other similar agreements between any D&O Indemnified Person and Netfin, Holdco, Netfin Merger Sub or the Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Holdco shall cause the organizational documents of Netfin, Holdco and the Target Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the organizational documents of Netfin, Holdco, Netfin Merger Sub and the Target Company to the extent permitted by applicable Law. The provisions of this Section 8.13 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) At the Closing, Holdco shall, or shall cause Netfin (at Holdco’s expense) to, obtain and fully pay the premium for a “tail” insurance policy naming the D&O Indemnified Persons as direct beneficiaries that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies covering such D&O Indemnified Persons; provided, that, in the event that any claim is brought under any such policy prior to the sixth (6th) anniversary of the Closing Date, such insurance policies will be maintained until final disposition thereof. Netfin and Holdco shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Netfin and Holdco shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) In the event that Holdco, Netfin or any of their respective Subsidiaries or any of the respective successors or assigns of the foregoing (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each case, the successors and assigns of such Persons or properties or assets, as the case may be, will, and Holdco and Netfin will cause such successors to, expressly assume in writing and be bound by the obligations set forth in this Section 8.13 as a condition of succession of assignment.

(d) This Section 8.13 is intended to be for the benefit of each of the D&O Indemnified Persons and may be enforced by any such D&O Indemnified Person as if such D&O Indemnified Person were a party to this Agreement. The obligations of Holdco and Netfin and their respective Affiliates under this Section 8.13 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 8.13 applies without the consent of such affected Person.

(e) Holdco acknowledges and agrees, on its own behalf and on behalf of its respective Affiliates, the agreements contained in this Section 8.13 and the indemnification contemplated by this Section 8.13 require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for six (6) years, unless, with respect to each D&O Indemnified Person, there is a claim brought under any D&O Tail Insurance to the sixth (6th) anniversary of the Closing Date, and in such case, this Section 8.13 will survive, with respect to such D&O Indemnified Person, the Closing until the final disposition thereof.

8.14 Use of Trust Account Proceeds. Except for payments to be made out of the Trust Account in relation to the Netfin Share Redemption or as set forth on Schedule 8.14, none of the funds held in the Trust Account shall be released prior to the Closing Date. The parties hereto agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Netfin Share Redemption, any other funds of Holdco or Netfin shall first be used (a) to pay the Cash Consideration, (b) to pay Netfin’s accrued Expenses, (c) to pay Netfin’s deferred Expenses (including cash amounts payable to B. Riley FBR, Inc. and any legal or other fees) of the IPO and (d) to pay any loans owed by Netfin to the Netfin Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Netfin, and any premiums for the D&O Tail Insurance. Such amounts shall be paid at the Closing pursuant to written instructions delivered by Netfin to the Trustee at the Closing (which amounts paid to or on behalf of the Target Company shall be based on written instructions provided by the Stockholders to Netfin prior to the Closing). Any remaining cash shall be distributed to Holdco (or as otherwise designated in writing by the Target Company to Netfin prior to the Closing) pursuant to such written instructions and used for working capital and general corporate purposes.

8.15 Netfin Share Redemptions. During the Interim Period, each of Netfin, Holdco and the Stockholders shall use commercially reasonable efforts to minimize the amount of funds in the Trust Account redeemed by the Netfin Shareholders relating to any redemptions of Netfin Ordinary Shares in connection with the Business Combination (the “Netfin Share Redemptions”).

8.16 Netfin Nasdaq Listing. From the date hereof through the Closing, Netfin shall use reasonable best efforts to ensure Netfin remains listed as a public company on, and for the Netfin Units to be listed on Nasdaq.

8.17 Netfin Public Filings. From the date hereof through the Closing, Netfin shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

8.18 Holdco Nasdaq Listing. From the date hereof through the Closing, Holdco shall use reasonable best efforts to cause the Holdco Ordinary Shares to be issued in connection with the Netfin Merger and the transactions described in Section 3.1 to be approved for listing on Nasdaq as of the Closing Date.

8.19 Holdco Incentive Plan. At or prior to Closing, Holdco shall adopt an omnibus equity incentive plan for Holdco and its Subsidiaries’ management, employees and other eligible participants providing for the grant of cash-based and equity based awards representing a number of Holdco Ordinary Shares equal to no less than 10% of the number of Holdco Ordinary Shares issued and outstanding as of immediately following the Effective Time, or as may otherwise be mutually agreed by Netfin and the Stockholders.

8.20 Further Assurances. The parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.21 Employment Agreements. Prior to the Closing, the Stockholders shall use commercially reasonable efforts to cause each of the individuals who executed an Employment Term Sheet to execute and deliver to Netfin an employment agreement setting forth the respective terms of each individual’s employment with the Target Company, effective upon the Closing, on terms substantially consistent with those set out in such Employment Term Sheet.

8.22 Termination of Management Agreements. Notwithstanding anything in this Agreement to the contrary, the Stockholders shall, and shall cause the Target Company to, take all actions necessary to pay all amounts owing under and thereafter terminate the management agreements listed on Schedule 8.23 (collectively, the “Selected Management Agreements”) on or prior to the Closing such that no party thereto shall have any further liabilities or obligations thereunder following the Closing.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations. The obligations of each of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver (where permissible) by the Stockholders, Netfin, Holdco and Netfin Merger Sub (where applicable) of the following conditions:

(a) Netfin Shareholder Approval. The Proposals that are submitted to the vote of the Netfin Shareholders at the Netfin Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the Netfin Shareholders at the Netfin Extraordinary General Meeting in accordance with the Netfin Articles of Association, applicable Law and the Proxy Statement (the “Netfin Shareholder Approval”).

(b) Other Requisite Regulatory Approvals. All consents required to be obtained from or made with any Governmental Authority with respect to the Stockholders, Netfin, Holdco or Netfin Merger Sub to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(c) Antitrust Laws. Any waiting period and any review period (and any extensions thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated and any clearance, decision, or order required under the Antitrust Laws shall have been obtained.

(d) No Law or Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e) Net Tangible Assets Test. Upon the Closing, after giving effect to the Netfin Stock Redemptions, Netfin shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(f) Appointment to the Board. The members of the Post-Closing Board of Directors shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.12.

(g) Form F-4. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(h) Nasdaq. The Holdco Ordinary Shares to be issued in connection with the Netfin Merger and the transactions described in Section 3.1 shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(i) Holdco Charter Amendment. At or prior to the Closing, the shareholders of Holdco shall have amended and restated the memorandum and articles of association of Holdco, the form of which is attached as Exhibit C.

9.2 Conditions to Obligations of the Stockholders. In addition to the conditions specified in Section 9.1, the obligations of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Netfin and Holdco set forth in this Agreement and in any certificate delivered by Netfin or Holdco pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures of such representations and warranties to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Agreements and Covenants. Netfin, Holdco and Netfin Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Netfin or Holdco since the date of this Agreement and which Material Adverse Effect is continuing and uncured.

(d) Officer Certificates. Netfin shall have delivered to the Stockholders a certificate, dated as of the Closing Date, signed by an officer of Netfin in such capacity, certifying as to the satisfaction of the conditions specified in Section 9.2(a), Section 9.2(b), and Section 9.2(c) with respect to Netfin. Holdco shall have delivered to the Stockholders a certificate, dated as of the Closing Date, signed by an officer of Holdco in such capacity, certifying as to the satisfaction of the conditions specified in Section 9.2(a), Section 9.2(b), and Section 9.2(c) with respect to Holdco.

(e) Registration Rights Agreement. The Stockholders shall have received a copy of the Registration Rights Agreement duly executed by Holdco, Netfin, and the Netfin Representative.

(f) Lock-Up Agreements. The Stockholders shall have received a copy of each Lock-Up Agreement, duly executed by Holdco, Netfin, and the Netfin Representative.

(g) Expenses. Netfin’s Expenses shall not exceed $23,000,000.

9.3 Conditions to Obligations of Netfin, Holdco and Netfin Merger Sub. In addition to the conditions specified in Section 9.1, the obligations of Netfin, Holdco and Netfin Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Netfin) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Stockholders set forth in this Agreement, and in any certificate delivered by or behalf of any Stockholder pursuant hereto shall be true and correct on and as of the date of this Agreement. and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures of such representations and warranties to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Agreements and Covenants. Each Stockholder shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.

(d) Officer Certificates. Each Stockholder shall have delivered a certificate, dated as of the Closing Date, signed by such Stockholder, certifying (i) as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b), and Section 9.3(c) with respect to such Stockholder and (ii) that the covenants specified in Section 8.2(b)(iii) and Section 8.2(b)(iv) have not been breached as of the Closing Date as a result of the actions of such Stockholder.

(e) Secretary Certificates. The Stockholders shall have delivered to Netfin a certificate from its secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of its organizational documents as in effect as of the Closing Date, (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(f) Good Standing. The Stockholders shall have delivered to Netfin good standing certificates (or similar documents applicable for such jurisdictions) for the Target Company certified as of a date no later than twenty (20) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(g) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing, and Netfin shall have received a Registration Rights Agreement for each Stockholder or any of its respective transferees, successors or assigns, duly executed by such Stockholder or any of its respective transferees, successors or assigns.

(h) Lock-Up Agreements. Each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing, and Netfin shall have received a Lock-Up Agreement for each Stockholder or any of its respective transferees, successors or assigns, duly executed by such Stockholder or any of its respective transferees, successors or assigns.

(i) Share Certificates and Transfer Instruments. Netfin shall have received from each Stockholder certificates representing the Target Company Ordinary Shares and other instruments or documents representing the Target Company Ordinary Shares (or lost certificate affidavits), if applicable, together with executed instruments of transfer in respect of the Target Company Ordinary Shares in favor of Holdco and Netfin, as applicable, (or their respective nominee) and in form reasonably acceptable for transfer on the books of the Target Company.

(j) Corporate Approvals and Stamp Duty. Netfin shall have received from the Stockholders (i) a certified true copy of the resolutions passed by the board of directors of the Target Company approving the transactions described in Section 3.1 (with respect to the Target Company) and the issuance of new share certificates to the transferees thereof, the lodgement of the notice of transfer of the shares of the Target Company with the Singapore Registrar, in order for the transfer of such shares to be updated in the electronic register of members of the Target Company, and (ii) a letter addressed to the Commissioner of Stamp Duties of Singapore (in the form and format of Worksheet D and/or such other documents as may be prescribed by the Inland Revenue Authority of Singapore), certifying the net asset value per share of the Target Company and a certified true copy of the latest available audited or management accounts of the Target Company.

(k) Management Agreements. The Stockholders shall have delivered to Netfin evidence of termination of the Selected Management Agreements, in form and substance reasonably satisfactory to Netfin.

(l) Financial Statements. The IASB Audited Financial Statements shall not materially deviate from the Unaudited Year-End Financial Statements for the twelve (12) month-period ended February 29, 2020.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party hereto may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by the failure of such party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Stockholders and Netfin;

(b) by written notice from the Stockholders or Netfin to the other, if any of the conditions to the Closing set forth in ARTICLE IX have not been satisfied or waived by July 29, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party if the breach or violation by such party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice from Netfin to the Stockholder, if (i) there has been a breach by the Stockholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Stockholders shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided by Netfin or (B) the Outside Date; provided, that Netfin shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if at such time Netfin, Holdco or Netfin Merger Sub is in material uncured breach of this Agreement;

(d) by written notice from the Stockholders to Netfin, if (i) there has been a material breach by Netfin, Holdco or Netfin Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Netfin or Holdco shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided by the Stockholders or (B) the Outside Date; provided, that the Stockholders shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time any Stockholder is in material uncured breach of this Agreement;

(e) by written notice from Netfin to the Stockholders, if there shall have been a Material Adverse Effect on the Target Company following the date of this Agreement and which Material Adverse Effect is uncured and continuing;

(f) by written notice from the Stockholders or Netfin to the other, if the Netfin Shareholder Approval is not obtained at the Netfin Extraordinary General Meeting (subject to any adjournment, recess or postponement of the meeting); and

(g) by written notice from the Stockholders or Netfin to the other, if the consummation of the Netfin Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation.

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 8.11, this Section 10.2 and ARTICLE XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions that are required to survive to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Except as otherwise expressly provided herein, any notice, request, demand or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given when delivered (a) in person, (b) by facsimile or email (if provided herein), with confirmation of receipt, (c) (iii) one (1) Business Day after being sent, if sent by reputable, internationally recognized overnight courier service or (d) three (3) Business Days after mailing by certified or registered mail, pre-paid and return receipt requested. Notices shall be addressed to the respective parties as follows, or to such other address as a party shall specify to the other parties in accordance with these notice provisions:

if to the Stockholders, to:

#23-04, Republic Plaza,

9 Raffles Place, Singapore 048619

Attention: Srinivas Koneru

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001-2163

USA

Attention: Scott Golenbock

if to Netfin, Netfin Merger Sub or Holdco:

445 Park Avenue, 9th Floor

New York, New York 10022

USA

Attention: President

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

USA

Attention: Jared Manes

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party hereto or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, no party hereto shall seek, nor shall any party be liable for, punitive, consequential, special, indirect or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Expenses. Except as specifically provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated shall be paid by the party hereto incurring such Expenses; provided, that upon and subject to the occurrence of the Closing, the Expenses of each party hereto, including any stamp duty payable to any Governmental Authority as a result of the transactions contemplated by this Agreement, shall be paid or reimbursed by Holdco.

11.4 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other parties. Any purported assignment or delegation without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.5 Governing Law. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement, any Ancillary Document or the negotiation, execution or performance of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles of the State of New York or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of New York to apply.

11.6 Jurisdiction. Any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby brought by any other party or its successors or assigns shall be brought and determined only in federal and state courts located in the State of New York, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court, for itself and with respect to its property, generally and unconditionally, in any such claim, action, suit, proceeding or investigation, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the claim, action, suit, proceeding or investigation shall be heard and determined only in any such court, and agrees not to bring any claim, action, suit, proceeding or investigation arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the parties hereto agrees not to commence any claim, action, suit, proceeding or investigation relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein, and no party shall file a motion to dismiss any action filed in a state or federal court in the State of New York, on any jurisdictional or venue-related grounds, including the doctrine of forum non conveniens. The parties hereto irrevocably agree that venue would be proper in any of the courts in New York described above, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, action, suit, investigation or proceeding brought pursuant to this Section 11.6.

11.7 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING OF ANY KIND OR NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF SUCH PARTY’S RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.8 Counterparts. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, each of which shall constitute an original and need not contain the signature of more than one party, but all of which taken together shall constitute one and the same agreement. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .pdf or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine, .pdf or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .pdf or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

11.9 Entire Agreement. This Agreement together with the Ancillary Documents and the Confidentiality Agreement and any other agreements expressly referred to herein or therein, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Document may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Ancillary Document, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Ancillary Document, except those expressly stated herein or therein.

11.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any provision in this Agreement shall be held invalid, illegal or unenforceable by a court or other legal authority of competent jurisdiction in any jurisdiction, such provision shall be modified or deleted, as to such jurisdiction, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS or U.S. GAAP, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Governmental Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Stockholders or the Target Company to be given, delivered, provided or made available by the Stockholders or the Target Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Netfin or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Stockholders for the benefit of Netfin and its Representatives and Netfin and its Representatives have been given access to the electronic folders containing such information.

11.12 Third Party Beneficiaries. Except as otherwise provided in Section 8.13 or Section 11.4, nothing contained or referred to in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby confers any benefit, legal or equitable right, remedy or claim upon or may be enforced by any Person not a signatory hereto or thereto or a successor or permitted assign of such a party; provided, however, that notwithstanding the foregoing the past, present or future directors, officers, employees, incorporators, members, partners, shareholders, agents, attorneys, advisors, lenders or Representatives or Affiliates of any party to this Agreement are intended third-party beneficiaries of, and may enforce, Section 11.15.

11.13 Trust Account Waiver. The Target Company and the Stockholders acknowledge and agree that Netfin is a blank check company with the power and privileges to effect a share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Target Company and one or more businesses or assets. The Target Company and the Stockholders acknowledge and agree that Netfin’s sole assets consist of the cash proceeds of Netfin’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of Netfin entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Target Company and the Stockholders, and their respective Affiliates, managers, directors, officers, affiliates, members, stockholders and trustees, does hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and waive any claim it has or may have as a result of, or arising out of, the transactions contemplated by this Agreement or any Ancillary Document or any negotiations, contracts or agreements with Netfin, and neither the Target Company nor the Stockholders shall, and each shall cause its Affiliates not to, seek recourse against the Trust Account for any reason whatsoever.

11.14 Netfin Representative.

(a) Each of Netfin, Holdco and Netfin Merger Sub, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Netfin Sponsor as the Netfin Representative, as each such Person’s agent, attorney-in-fact and Representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Netfin Representative is a party; (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Netfin Representative is a party; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Netfin Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Netfin Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby; and (v) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Netfin Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the parties hereto acknowledge that the Netfin Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Holdco Securities from and after the Closing (other than the Stockholders and their respective successors and assigns). All decisions and actions by the Netfin Representative, shall be binding upon Holdco, Netfin and their respective Subsidiaries, successors and assigns, and neither they nor any other party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest and shall survive the bankruptcy, dissolution or liquidation of Netfin, Holdco or any of their respective Subsidiaries. The Netfin Representative hereby accepts its appointment and authorization as the Netfin Representative under this Agreement.

(b) The Netfin Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Netfin Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. In no event shall the Netfin Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Netfin Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Netfin Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Netfin Representative shall have the right at any time and from time to time to select and engage, at the sole cost and expense of Holdco, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses (including court costs and filing fees), in each case, as the Netfin Representative may deem necessary or appropriate from time to time, and to the extent not directly paid by Holdco, Holdco shall promptly upon request by the Netfin Representative advance any such costs and expenses to the Netfin Representative in connection therewith. All of the immunities, releases and powers granted to the Netfin Representative under this Section 11.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Netfin Representative may resign upon ten (10) days’ prior written notice to Holdco, provided, that the Netfin Representative appoints in writing a replacement Netfin Representative. Each successor Netfin Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Netfin Representative, and the term “Netfin Representative” as used herein shall be deemed to include any such successor Netfin Representatives.

11.15 Non-Recourse and Release.

(a) Without limiting the rights of the Stockholders under Section 11.16, this Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. Without limiting the rights of the Stockholders under Section 11.16, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.15) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

(b) Effective as of the Closing, to the fullest extent permitted by applicable Law, each Stockholder, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Stockholder (the “Releasing Persons”), hereby releases and discharges the Target Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at Law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Target Company, whether pursuant to its organizational documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth in this Section 11.15(b) shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

11.16 Specific Performance. Each party hereto (a) acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching parties may have not adequate remedy at law, (b) recognizes that the right to seek specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement and (c) agrees that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party hereto shall be entitled to seek an injunction or restraining order in the courts described in Section 11.6 to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity. Each party hereto agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.

11.17 Nonsurvival of Representations, Warranties and Covenants. The representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing Date and shall terminate and expire upon the occurrence of the Netfin Merger Effective Time (and there shall be no liability after the Closing Date in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing Date and then only with respect to any breaches occurring after the Closing Date, (b) Section 8.23 and (c) this ARTICLE XI.

11.18 No Partnership or Other Relationship Created. In no event shall this Agreement be deemed to create a partnership between the Target Company or any Affiliate of the Target Company, on the one hand, and Holdco or any of its Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by the Target Company or any Affiliate the Target Company to Holdco or any of its Affiliates. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction with neither being under compulsion to buy or sell. Nothing in this Agreement (including Section 8.2) is intended to give Holdco or its Affiliates, directly or indirectly, the right to control or direct the Target Company’s operations prior to the Closing Date and, without limiting its obligations under this Agreement, the Target Company will exercise complete control over its operations.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Netfin:

Netfin Acquisition Corp.

By:	/s/ Richard M. Maurer
Name: Richard M. Maurer
Title: Chief Executive Officer

Holdco:

Netfin Holdco

By:	/s/ Richard M. Maurer
Name: Richard M. Maurer
Title: President

Netfin Merger Sub:

Netfin Merger Sub

By:	/s/ Richard M. Maurer
Name: Richard M. Maurer
Title: President

Netfin Representative:

MVR Netfin LLC

By:	/s/ Richard M. Maurer
Name: Richard M. Maurer
Title: Manager

[Signature page to Business Combination Agreement]

SSOL:

Symphonia Strategic Opportunities Limited

By:	/s/ Srinivas Koneru
Name:	Srinivas Koneru
Title:	Director

IKON:

IKON Strategic Holdings Fund

By:	/s/ Srinivas Koneru
Name:	Srinivas Koneru
Title:	Director

[Signature page to Business Combination Agreement]

Exhibit A

Form of Lock-Up Agreement

[See attached.]

LOCK-UP AGREEMENT

This STOCKHOLDER LOCK-UP AGREEMENT (this “Agreement”), dated as of [_____], 2020, is entered into by and among Triterras, Inc., a Cayman Islands exempted company (“Holdco”), Netfin Acquisition Corp., a Cayman Islands exempted company (“Netfin”), MVR Netfin LLC, a Nevada limited liability company, as the representative of Netfin (“Netfin Representative”), IKON Strategic Holdings Fund, a Cayman Islands exempted company (along with any of its respective transferees, successors or assigns, “IKON”) and Symphonia Strategic Opportunities Limited (along with any of its respective transferees, successors or assigns, “SSOL”, and together with IKON, the “Stockholders” and each a “Stockholder”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Netfin, Holdco, Netfin Merger Sub, a Cayman Islands exempted company (“Netfin Merger Sub”), Netfin Representative and the Stockholders are party to that certain Business Combination Agreement, dated July 29, 2020 (the “Business Combination Agreement”), which provided, among other things, for the merger of Netfin Merger Sub with and into Netfin, with Netfin continuing as the Surviving Netfin Company and wholly-owned subsidiary of Holdco, as a result of which, each issued and outstanding ordinary share of Netfin immediately prior to the Netfin Merger Effective Time became no longer outstanding and automatically converted into the right of the holder thereof to receive one ordinary share of Holdco and each outstanding warrant to purchase ordinary shares of Netfin became exercisable for ordinary shares of Holdco on identical terms;

WHEREAS, at the Closing and in accordance with the terms of the Business Combination Agreement, Holdco acquired indirect ownership of all of the issued and outstanding shares of Triterras Fintech Pte. Ltd. from the Stockholders in exchange for a combination of cash and Holdco Ordinary Shares.

WHEREAS, as of the Closing, (i) the Stockholders will be the holders of Holdco Ordinary Shares (together with any Holdco Ordinary Shares are thereafter issued to or otherwise acquired by such Stockholders, or for which such Stockholder otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act but excluding any such securities for which such Stockholder does not have disposition power), prior to the termination of this Agreement being referred to herein as the “Subject Securities”); and

WHEREAS, as a condition to the willingness of Holdco, Netfin and Netfin Merger Sub to enter into the Business Combination Agreement, Netfin has required that the Stockholders, and as an inducement and in consideration therefor, the Stockholders have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

article I

Lock-up

1.1 Lock-Up. IKON hereby agrees that from the Closing until three (3) months after the Effective Time (the “10% Lock-Up Period”), IKON shall not transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (collectively, “Transfer”) more than 10% of the Subject Securities held at the Effective Time (the “IKON Locked-Up Securities”) or any security convertible into or exchangeable for such IKON Locked-Up Securities. SSOL and IKON hereby agree that from the Closing until six (6) months after the Effective Time (the “90% Lock-Up Period”, and together with the 10% Lock-Up Period, the “Lock-Up Periods”), SSOL shall not Transfer the Subject Securities held at the Effective Time (the “Remaining Locked-Up Securities”, and together with the IKON Locked-Up Securities, the “Locked-Up Securities”) or any security convertible into or exchangeable for such Remaining Locked-Up Securities. Each Stockholder hereby agrees that during the applicable Lock-Up Period, such Stockholder shall not: (a) enter into any contract with respect to any Transfer of the Locked-Up Securities or any interest therein (including any short sale), or grant any option to purchase or otherwise dispose of or enter into any Hedging Transaction (as defined below) relating to the Locked-Up Securities, (b) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Locked-Up Securities except to the extent consistent with this Agreement or (c) deposit or permit the deposit of the Locked-Up Securities into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Locked-Up Securities. The foregoing restrictions are expressly intended to preclude the Stockholders from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Transfer of any Locked-Up Securities or the economic consequences of ownership of the Locked-Up Securities, even if the Locked-Up Securities would be Transferred by someone other than the Stockholders. For purposes of this Agreement, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Locked-Up Securities. Notwithstanding the foregoing, during its respective Lock-Up Period each Stockholder may, (i) Transfer Locked-Up Securities: (A) by will, (B) by operation of Law, (C) for estate planning purposes, (D) for charitable purposes or as charitable gifts or donations or (E) to any of its Affiliates or by distributions of Locked-Up Securities to any of its limited partners, members or stockholders. Each transferee of the IKON Locked-Up Securities or Locked-Up Securities pursuant to Clause (E) in the preceding sentence must agree in writing to be bound by the terms and conditions of this Section 1.1; and (ii) Transfer Locked-Up Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Holdco Ordinary Shares involving a change of control of Holdco or other similar transaction. Any discretionary waiver or termination of the restrictions of any other similar agreements by Holdco shall automatically apply to the Stockholders.

article II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder represents and warrants to Netfin and Holdco that:

2.1 Authorization; Binding Agreement. Such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).

2.2 Non-Contravention. The execution and delivery of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the charter, bylaws, or other organizational document of such Stockholder or any of its Subsidiaries, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on such Stockholder’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any material Contract or other agreement, instrument or obligation to which such Stockholder or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any Law applicable to such Stockholder or any of its Subsidiaries or any of its or their properties or assets in any material respect, in any such case as would reasonably be expected to impair, prevent, or materially delay such Stockholder’s ability to enter into the transactions contemplated by this Agreement or comply with the covenants contained in this Agreement.

2.3 Ownership of Subject Securities; Total Shares. As of the Closing, such Stockholder will be the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of its respective Subject Securities and will have good title to its respective Subject Securities free and clear of any Lien (including any restriction on the right to vote or otherwise transfer such Subject Securities), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act and (c) subject to any risk of forfeiture with respect to any Holdco Ordinary Shares granted to such Stockholder under an employee benefit plan of Netfin. As of the Closing, no Person shall have any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Securities except subject to any risk of forfeiture with respect to any Holdco Ordinary Shares granted to such Stockholder under an employee benefit plan of Netfin.

2.4 Reliance. Such Stockholder has had the opportunity to review the Business Combination Agreement and this Agreement with counsel of such Stockholder’s own choosing. Such Stockholder understands and acknowledges that Netfin and Holdco are entering into the Business Combination Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

article III

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND NETFIN

Holdco and Netfin represent and warrant to the Stockholders that:

3.1 Organization; Authorization. Holdco is an exempted company, duly organized, validly existing and in good corporate standing (to the extent such concepts are applicable) under the Cayman Islands. Netfin is an exempted company, duly organized, validly existing and in good corporate standing (to the extent such concepts are applicable) under the Cayman Islands. Holdco and Netfin have all requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution, delivery and performance of this Agreement by Holdco and Netfin and the consummation by Holdco and Netfin of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the boards of directors of Holdco and Netfin, and no other proceedings by or on the part of Holdco or Netfin are necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby.

3.2 Binding Agreement. This Agreement has been duly authorized, executed and delivered by Holdco and Netfin and constitutes a valid and binding obligation of each of Holdco and Netfin, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email or sent by a nationally recognized overnight courier service, in each case, addressed in accordance with the provisions of the Business Combination Agreement.

4.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the date of any amendment to the Business Combination Agreement that has an adverse effect on any Stockholder and (c) the expiration of the Lock-Up Periods. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

4.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective and the Netfin Representative (which consent may not be unreasonably withheld). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

4.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Law of the State of New York without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction. Each of the parties hereby irrevocably submit to the exclusive jurisdiction of the federal court sitting in the County of New York in the State of New York, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Action shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 4.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF HOLDCO, NETFIN OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

4.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

4.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

4.8 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9 Specific Performance. The parties hereto agree that Holdco and Netfin would be irreparably damaged if for any reason the Stockholders fail to perform any of their respective obligations under this Agreement and that Holdco and Netfin may not have an adequate remedy at Law for money damages in such event. Accordingly, Holdco and Netfin shall be entitled to seek specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the federal court sitting in the County of New York in the State of New York, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11 No Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

4.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the use of the word “or” shall not be exclusive unless expressly indicated otherwise; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, (e) words denoting either gender shall include both genders as the context requires; (f) where a word or phrase is defined herein or in the Business Combination Agreement, each of its other grammatical forms shall have a corresponding meaning; (g) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement; (h) time is of the essence with respect to the performance of this Agreement; (i) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (j) a reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; and (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

4.14 Capacity as Stockholder. Nothing herein shall in any way restrict a director or officer of Holdco or Netfin (including, for the avoidance of doubt, any director nominated by any Stockholder) in the exercise of his or her fiduciary duties as a director or officer of Holdco or Netfin, as applicable, or prevent or be construed to create any obligation on the part of any director or officer of Holdco or Netfin, as applicable, (including, for the avoidance of doubt, any director of Holdco or Netfin nominated by any Stockholder) from taking any action in his or her capacity as such director or officer of Holdco or Netfin, as applicable.

4.15 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Business Combination Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

TRITERRAS, INC.

By:
Name:
Title:

NETFIN ACQUISITION CORP.

By:
Name:
Title:

MVR NETFIN LLC

By:
Name:
Title:

TRITERRAS FINTECH PTE. LTD.

By:
Name:
Title:

Symphonia Strategic Opportunities Limited

By:
Name:
Title:

IKON STRATEGIC HOLDINGS FUND

By:
Name:
Title:

[Signature page to Lock-Up Agreement]

Exhibit B

Stockholder	Number of Target Company Ordinary Shares	Number of Holdco Ordinary Share Consideration	Cash Consideration	Earnout Percentage
SSOL	4,000,080	42,000,000	$48,000,000	80%
IKON	1,000,020	10,500,000	$12,000,000	20%

Exhibit C

Amended and Restated Memorandum and Articles of Association of Holdco

[See attached.]

THE COMPANIES LAW (2020 Revision)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

[Triterras]

(adopted by special resolution dated [Date] and effective on [date])

THE COMPANIES LAW (2020 Revision)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

[Triterras]

(adopted by special resolution dated [Date] and effective on [date])

1	The name of the Company is [Triterras]

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is [US$[ ] divided into 220,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$US$1,000 each].

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

2

THE COMPANIES LAW (2020 Revision)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

[Triterras]

(adopted by special resolution dated [Date] and effective on [date])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Cause”	means a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a Director or the Company into disrepute or which results in a material financial detriment to the Company.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

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“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Minimum Member”	means a Member meeting the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

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“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

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(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

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3	Issue of Shares and Rights attaching to Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3	The Company may issue securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

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5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

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7	Transfer of Shares

7.1	Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company.

8.2	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

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10	Variation of Rights of Shares

10.1	Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

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13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

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14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

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15.5	A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

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17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

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19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings.

20	Notice of General Meetings

20.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Advance Notice for Business

21.1	At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

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21.2	To be properly brought before an annual general meeting, business (other than nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 28) must be:

(a)	specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;

(b)	otherwise properly brought before the annual general meeting by or at the direction of the Directors; or

(c)	otherwise properly brought before the annual general meeting by a Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote at such annual general meeting; and

(iii)	complies with the notice procedures set forth in this Article.

21.3	For any such business to be properly brought before any annual general meeting pursuant to Article 21.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein.

21.4	Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:

(a)	a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;

(b)	as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;

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(ii)	the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 21.4(b)(iii), a “Covered Arrangement”); and

(iv)	a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;

(c)	a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;

(d)	a representation whether the Member or the beneficial owner intends or is part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to approve or adopt the proposal; and/or

(ii)	otherwise to solicit proxies from Members in support of such proposal;

(e)	an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:

(i)	notify the Company in writing of the information set forth in Articles 22.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and

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(ii)	update such information thereafter within two (2) business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and

(f)	any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.

21.5	Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article, other than nominations for Directors which must be made in compliance with, and shall be exclusively governed by Article 28, shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 of the Exchange Act and such Member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 21.4; provided, further, that the information required by Article 21.4(b) may be satisfied by providing the information to the Company required pursuant to Rule 14a-8(b) of the Exchange Act.

21.6	Notwithstanding anything in the Articles to the contrary:

(a)	no other business brought by a Member (other than the nominations of Directors, which must be made in compliance with, and shall be exclusively governed by Article 28) shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and

(b)	unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 21.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.

21.7	Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member’s proposal in compliance with such Member’s representation as required by Article 21.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member other than nominations of Directors (which must be made in compliance with, and shall be exclusively governed by Article 28) and other than matters properly brought under Rule 14a-8 of the Exchange Act. For purposes of the Articles, “public announcement” shall mean: disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the United States Securities Exchange Commission pursuant to section 13, 14 or 15(b) of the Exchange Act.

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21.8	Nothing in this Article shall be deemed to affect any rights of:

(a)	Members to request inclusion of proposals in the Company’s proxy statement pursuant to applicable rules and regulations under the Exchange Act; or

(b)	the holders of any class of Preference Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.

21.9	Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.

22	Proceedings at General Meetings

22.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

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22.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9	If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10	When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

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22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

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24	Proxies

24.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2	If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

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26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

There shall be a board of Directors consisting of not less than one person provided however that, subject to Article 30.1, the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28	Nomination of Directors

28.1	Subject to Article 30.1, nominations of persons for election as Directors may be made at an annual general meeting only by:

(a)	the Directors; or

(b)	by any Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote for the appointments at such annual general meeting; and

(iii)	complies with the notice procedures set forth in this Article (notwithstanding anything to the contrary set forth in the Articles, this Article 28.1(b) shall be the exclusive means for a Member to make nominations of persons for election of Directors at an annual general meeting).

28.2	Any Member entitled to vote for the elections may nominate a person or persons for election as Directors only if written notice of such Member’s intent to make such nomination is given in accordance with the procedures set forth in this Article, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein. Members may nominate a person or persons (as the case may be) for election to the Directors only as provided in this Article and only for such class(es) as are specified in the notice of annual general meeting as being up for election at such annual general meeting.

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28.3	Each such notice of a Member’s intent to make a nomination of a Director shall set forth:

(a)	as to the Member giving notice and any beneficial owner on whose behalf the nomination is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and any such beneficial owner on whose behalf the nomination is made;

(ii)	the class and number of Shares which are, directly or indirectly, owned beneficially and of record by such Member and any such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any Covered Arrangement to which such Member or beneficial owner, or their respective Affiliates, directly or indirectly, is a party as at the date of such notice;

(iv)	any other information relating to such Member and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to section 14 of the Exchange Act; and

(v)	a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in such Member’s notice;

(b)	a description of all arrangements or understandings between the Member or any beneficial owner, or their respective Affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member;

(c)	a representation whether the Member or the beneficial owner is or intends to be part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to elect the Director or Directors nominated; and/or

(ii)	otherwise to solicit proxies from Members in support of such nomination or nominations;

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(d)	as to each person whom the Member proposes to nominate for election or re-election as a Director:

(i)	all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to section 14 of the Exchange Act;

(ii)	a description of any Covered Arrangement to which such nominee or any of his Affiliates is a party as at the date of such notice

(iii)	the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a Director if so elected; and

(iv)	whether, if elected, the nominee intends to tender any advance resignation notice(s) requested by the Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee’s failure to receive a majority vote and acceptance of such resignation by the Directors; and

(e)	an undertaking by the Member of record and each beneficial owner, if any, to (i) notify the Company in writing of the information set forth in Articles 29.3(a)(ii), (a)(iii), (b) and (d) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two (2) business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date.

28.4	No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in the Articles. Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting to elect Directors or the Directors may, if the facts warrant, determine that a nomination was not made in compliance with the foregoing procedure or if the Member solicits proxies in support of such Member’s nominee(s) without such Member having made the representation required by Article 28.3(c); and if the chairman, co-chairman or the Directors should so determine, it shall be so declared to the annual general meeting, and the defective nomination shall be disregarded. Notwithstanding anything in the Articles to the contrary, unless otherwise required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, if a Member intending to make a nomination at an annual general meeting in accordance with this Article does not:

(a)	timely provide the notifications contemplated by of Article 28.3(e); or

(b)	timely appear in person or by proxy at the annual general meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company or any other person or entity.

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28.5	Notwithstanding the foregoing provisions of this Article, any Member intending to make a nomination at an annual general meeting in accordance with this Article, and each related beneficial owner, if any, shall also comply with all requirements of the Exchange Act and the rules and regulations thereunder applicable to the same extent as if the Shares were registered under the Exchange Act with respect to the matters set forth in the Articles; provided, however, that any references in the Articles to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with Article 28.1(b).

28.6	Nothing in this Article shall be deemed to affect any rights of the holders of any class of Preference Shares, or any other class of Shares authorised to be issued by the Company, to appoint Directors pursuant to the terms thereof.

28.7	To be eligible to be a nominee for election or re-election as a Director pursuant to Article 28.1(b), a person must deliver (not later than the deadline prescribed for delivery of notice) to the Company a written questionnaire prepared by the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Company upon written request) and a written representation and agreement (in the form provided by the Company upon written request) that such person:

(a)	is not and will not become a party to:

(i)	any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company; or

(ii)	any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s duties under Applicable Law;

(b)	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

(c)	in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with, Applicable Law and corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company that are applicable to Directors generally; and

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(d)	if elected as a Director, will act in the best interests of the Company and not in the interest of any individual constituency. The nominating and governance committee shall review all such information submitted by the Member with respect to the proposed nominee and determine whether such nominee is eligible to act as a Director. The Company and the nominating and governance committee of the Directors may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee.

28.8	At the request of the Directors, any person nominated for election as a Director shall furnish to the Company the information that is required to be set forth in a Members’ notice of nomination pursuant to this Article.

28.9	Any Member proposing to nominate a person or persons for election as Director shall be responsible for, and bear the costs associated with, soliciting votes from any other voting Member and distributing materials to such Members prior to the annual general meeting in accordance with the Articles and applicable rules of the United States Securities Exchange Commission. A Member shall include any person or persons such Member intends to nominate for election as Director in its own proxy statement and proxy card.

29	Powers of Directors

29.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

29.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

29.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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30	Appointment and Removal of Directors

30.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

30.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

30.3	The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the 2020 annual general meeting of the Company, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the 2021 annual general meeting of the Company, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the 2022 annual general meeting of the Company, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of the Company, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

31	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

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(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director for Cause (and not otherwise), either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

32	Proceedings of Directors

32.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority if there are three or more Directors, shall be two if there are two Directors, and shall be one if there is only one Director.

32.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Subject to this Article, questions arising at any meeting shall be decided by a majority of votes. At a meeting called for the purposes of considering and, if thought fit, approving, and making a recommendation to the Members for the approval of, a Business Combination, the decisions regarding such Business Combination shall be decided by a majority of at least two-thirds of votes. In the case of an equality of votes, the chairman or, if there are co-chairmans, each co-chairman, shall have a second or casting vote.

32.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman or co-chairman is located at the start of the meeting.

32.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

32.5	A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

32.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

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32.7	The Directors may elect a chairman or co-chairman of their board and determine the period for which he is to hold office; but if no such chairman or co-chairman is elected, or if at any meeting the chairman or co-chairman is not present within fifteen minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

32.8	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

32.9	A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

33	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or co-chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

34	Directors’ Interests

34.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

34.2	A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

34.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

34.4	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

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34.5	A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

35	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

36	Delegation of Directors’ Powers

36.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.3	The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

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36.4	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

36.5	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

36.6	The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

37	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

38	Remuneration of Directors

38.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

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38.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

39	Seal

39.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

39.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

39.3	A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

40	Dividends, Distributions and Reserve

40.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

40.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

40.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

40.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

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40.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

40.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

40.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

40.8	No Dividend or other distribution shall bear interest against the Company.

40.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

41	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

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42	Books of Account

42.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

42.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

42.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

43	Audit

43.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

43.2	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

43.3	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

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43.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

43.5	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

43.6	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

43.7	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

44	Notices

44.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

44.2	Where a notice is sent by:

(a)	courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

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(d)	e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

44.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

44.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

45	Winding Up

45.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

45.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

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46	Indemnity and Insurance

46.1	Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

46.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

46.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

47	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

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48	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

49	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

50	Business Opportunities

50.1	To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.1	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

50.2	Notwithstanding anything to the contrary in this Article, such renouncement shall not apply to any business opportunity that is expressly offered to such person solely in his capacity as a Director or Officer and it is an opportunity the Company is able to complete on a reasonable basis.

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